Exhibit 10.1

NEW YORK, NEW YORK,

July 12, 2017

Decolar.com, Inc. and its affiliates

5201 Blue Lagoon Drive Suite 900

MIAMI FL 33126

RE: IRREVOCABLE OFFER

Ref: Amendment to the Lodging Outsourcing Agreement

Dear Sirs,

We address to you on behalf of Expedia, Inc., a Washington corporation (“Expedia”) in connection with the Lodging Outsourcing Agreement (the “Agreement”), entered by Expedia, Decolar.com, Inc. (“Decolar”), Travel Reservations S.R.L., a Uruguay corporation, and each of the subsidiaries of Decolar set forth on Schedule 1 to the Offer Letter dated as of March 6, 2015. Pursuant to our previous discussions, and for the sole purpose of including the revisions agreed by the Parties on Section 4, we hereby present you with an Amended and Restated Lodging Outsourcing Agreement attached here to as Annex A. The schedules of the Agreement not included herein remain unchanged and are included by reference.

This Offer shall terminate at 5:00 p.m. (New York City time) on July 22, 2017 (the “Expiration Time”) unless accepted prior thereto.

This Offer (including Annex A) shall be deemed unconditionally and irrevocably accepted by Decolar if the Company receives the updated notice information of Decolar for purposes of Section 15.8(b) of Annex A on or before the Expiration Time, upon delivery of which such Annex A shall be binding upon the Company Entities and Expedia.

Sincerely,

/s/ Mark Okerstrom

Expedia, Inc.

Name: Mark Okerstrom

Title: Authorized Person

Annex A

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	LODGING SUPPLY	17

3.	ECONOMIC TERMS	24

4.	CONFIDENTIALITY	30

5.	DATA; SECURITY	33

6.	INTELLECTUAL PROPERTY; LICENSE	36

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS	38

8.	COMPLIANCE; PROHIBITED ACTIVITIES; TERMS AND CONDITIONS; ADDITIONAL COVENANTS	39

9.	INDEMNIFICATION	45

10.	LIMITATION OF LIABILITY	50

11.	TERM AND TERMINATION	50

12.	TAXES	53

13.	DISPUTE RESOLUTION	56

14.	RELEASES/PUBLICITY	57

15.	GENERAL	57

Parties: Expedia, Inc., a Washington corporation (“Expedia Parent”), Travel Reservations S.R.L, a Uruguay corporation (“Decolar”), Decolar.com, Inc., a Delaware Corporation (“Decolar Parent”) and each of the subsidiaries of Decolar Parent set forth on the signature page to this Agreement (“Guarantors”).

Whereas, Expedia and Decolar have entered into a series of Transaction Agreements pursuant to which Expedia has agreed to purchase 9,590,623 shares of common stock of Decolar Parent (the “Transaction Shares”);

Whereas, Decolar currently operates a Travel Solution in which it has access to and facilitates the booking of lodging supply;

Whereas, Decolar wishes Expedia to provide lodging supply for Decolar Travel Solutions for properties as set forth herein;

Whereas, Decolar and EAN.com, LP, a Delaware limited partnership (“Expedia”), are parties to that certain Affiliation Agreement, effective as of March 3, 2014 as amended by an amendment effective as of August 1, 2014 (the “Affiliation Agreement”), which agreement the Parties intend to supersede hereby; and

Whereas, Decolar Parent and Guarantors intend to fully and unconditionally guarantee the performance and payment of Decolar under this Agreement.

THEREFORE, the Parties hereby agree as follows:

1.    DEFINITIONS

1.1    As used in this Agreement, the following terms have the following specified meanings:

“Accountant” means KPMG LLP, or if KPMG LLP becomes unavailable, shall then mean a certified public accounting firm chosen together by each Party’s auditors.

“Agreement” means this document, which may also be referred to as the “Lodging Outsourcing Agreement.”

“Affiliate” of a Person (for the purposes of this definition, the “First Person”) means another Person that either directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, the First Person. The term “Affiliate” with respect to the Expedia will mean Expedia, Inc., a Delaware corporation, and only those Persons over which Expedia, Inc., a Delaware corporation, has Control and will not be interpreted to include any of the following: (a) IAC/InterActiveCorp and its Affiliates (other than Expedia and its subsidiaries), (b) Liberty Interactive Corporation and its Affiliates (other than Expedia and its subsidiaries), (c) eLong, Inc. and its subsidiaries, (d) AAE Travel Pte. Ltd. and its Affiliates (other than Expedia and its subsidiaries), (e) trivago GmbH and its subsidiaries or (f) Decolar parent and its Subsidiaries; provided, that in the case of clauses (c), (d) and (e) such Person shall be considered an Affiliate if such Person becomes and remains a direct or indirect wholly owned Subsidiary of Expedia, Inc. a Delaware corporation. For purposes of this Agreement, (i) neither Decolar nor its Affiliates will be deemed to be Affiliates of Expedia and its Affiliates and (ii) neither Expedia nor any of its Affiliates will be deemed to be Affiliates of Decolar and its Affiliates.

“Affiliate-Collect Booking” means an Expedia-Sourced Travel Booking for which the Room Revenue is collected from the End User by Decolar at the time of the Transaction.

“Affiliation Agreement” has the meaning set forth in the Recitals.

“Agreement” means this Lodging Outsourcing Agreement, including all exhibits and schedules hereto and all amendments, addenda or restatements as permitted.

“Arbitrator” has the meaning set forth in Section 13.2.

“Bookings Shortfall” means, for a given quarter, the number of percentage points by which the Expedia-Sourced Travel Bookings for properties in the Expedia Territory as measured by Gross Booking Value is less than the Minimum Bookings Percentage.

“Business Day” means any day on which banks in New York, New York and Buenos Aires, Argentina are open for commercial banking business during normal banking hours, other than Saturday, Sunday or any federal or national holiday in the United States or Argentina.

“Change of Control” means (a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Decolar Parent and its Subsidiaries, taken as a whole, to any Strategic Party or (b) the acquisition by any Strategic Party, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership, of more than 50% of the total voting or economic power of the securities of Decolar Parent or any direct or indirect parent of Decolar Parent.

“Claims” has the meaning set forth in Section 9.1.

“Compensation” means the amount of compensation designated as a commission or, for a non-commissionable rate, as a markup, that Expedia or any of its Affiliates receives or is entitled to retain from amounts received from Decolar or any of its Affiliates, an End User, other third party or the Travel Supply Provider, in each case, solely and directly in respect of a specific Travel Booking, excluding any and all Indirect Revenues, Service Fees, any Taxes and net of any amounts relating to fraud, cancellations, refunds or otherwise.

“Confidential Customer Personal Data” means any of the following information with respect to any individual:

(i)	Contact information, including name, street address, phone number, and email address

(ii)	IP address (depending on circumstances);

(iii)	Demographic information (when linked to an individual);

(iv)	Date of birth or age; and

(v)	Citizenship.

“Confidential Information” has the meaning set forth in Section 4.1.

“Consumed” means, in the context of a Travel Booking booked through the Expedia API, that the accommodation underlying such Travel Booking has actually been provided to, and consumed by, the End User by the relevant lodging Travel Supply Provider or other provider and that the Compensation for such Travel Booking has been retained or otherwise received by Expedia or its Affiliates.

“Consumed Travel Booking” has the meaning set forth in Section 3.1.

“Control” means, with regard to any entity, the legal or beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the shares (or other ownership interest, if not a corporation) of such entity through voting rights or through the exercise of rights pursuant to agreement, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity.

“Copyright Act” means the United States Copyright Act of 1976.

“Costs” shall mean any and all costs, fees, contra-revenues or other expenses consistent with Expedia’s accounting policies and procedures, which, in each case, is in connection with this Agreement.

“Costs of Service Percentage” means ***% or, if applicable, such percentage as determined from time to time in accordance to Section 3.8.

“Costs of Service” means any and all direct or indirect Costs arising out of, or related to, the servicing of a Transaction in connection with, or following the completion, of the booking, including Goodwill Modifications, refunds, chargebacks, relocations, disputes, uncollected payments, penalties, fines, customer support and service and other fees.

“Credit Amount” has the meaning set forth in Section 3.6.1.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

“Credit Card Fraud Costs” means any and all direct or indirect Costs related to, or arising out of, fraud, including amounts rebated, repaid, or refunded to any third party, including issuing banks, other credit and other payment card processors, merchants and Travel Supply Providers, in each case in connection with any Transaction.

“Credit Card Fraud Percentage” means ***% or, if applicable, such percentage as determined from time to time in accordance to Section 3.8.

“Credit Card Transaction Costs” means any and all direct or indirect Costs that are charged by payment processing providers or services, including credit and other payment card fees, merchant fees, payment exchange systems fees (including Bitcoin and other electronic and/or future currencies) and any and all interest and other charges associated with such payments, which are paid in connection with any Transaction.

“Credit Card Transaction Percentage” means ***% or, if applicable, such percentage as determined from time to time in accordance to Section 3.8.

“Customer Personal Data” means any Highly Sensitive Customer Personal Data, Sensitive Customer Personal Data and Confidential Customer Personal Data.

“Decolar” has the meaning set forth in the preamble to this Agreement.

“Decolar API” means Decolar’s XML application protocol interface, or any future method, conduit or medium of delivery or access, which makes Decolar Travel Products available for booking by customers on any third-party Travel Solution.

“Decolar Application” has the meaning set forth in Section 2.1.2.

“Decolar Bookings Percentage” has the meaning set forth in Section 2.1.5.

“Decolar Brand” means the Trademarks “Decolar.com” and “Despegar.com.”

“Decolar Channel” has the meaning set forth in Section 8.4.1.

“Decolar Customer Personal Data” has the meaning set forth in Section 5.1.2(a).

“Decolar End User Traffic” has the meaning set forth in Section 2.1.4(b).

“Decolar Indemnified Parties” has the meaning set forth in Section 9.1.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

“Decolar Parent” has the meaning set forth in the Preamble.

“Decolar Platform” means any and all of the platforms accessed or utilized by Decolar and its Affiliates, or supplied by Decolar or any of its Affiliates, or to which they provide Travel Products, to a third party, for booking Decolar Travel Products, including Decolar’s desktop and mobile Websites, telesales services and systems, mobile applications and any other tools or mediums now or hereafter developed, whether or not branded with the Decolar Brand.

“Decolar Privacy Policy” has the meaning set forth in Section 5.1.1.

“Decolar Predatory” has the meaning set forth in Section 8.4.1(a).

“Decolar Territory” means all countries in the South American continent and the countries of Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Costa Rica, Cuba, Curaçao, Dominica, Dominican Republic, El Salvador, Grenada, Guadeloupe, Guatemala, Haiti, Honduras, Jamaica, Martinique, Mexico, Montserrat, Nicaragua, Panama, Puerto Rico, Saba, Saint Barthélemy, Saint Kitts and Nevis, Saint Lucia, Saint Martin, Saint Vincent and the Grenadines, Sint Eustatius, Sint Maarten Trinidad and Tobago, Turks and Caicos Islands and U.S. Virgin Islands.

“Decolar Transactional Data” has the meaning set forth in Section 5.1.3(b).

“Decolar Travel Product” means any Travel Product which is offered, made available or otherwise permitted to be booked by, through or on behalf of Decolar and/or its Affiliates (other than through the Expedia API).

“Decolar Travel Solution” means a Travel Solution operated by or on behalf of, or otherwise powered (whether through the provision of Travel Products, technology or otherwise), supported or facilitated by Decolar or any of its Affiliates through the use of any Decolar Platform.

“Disclosing Party” has the meaning set forth in Section 4.1.

“Dispute” means any dispute, controversy or disagreement between the Parties arising out of, or relating to, any provision in this Agreement, including its negotiation, validity, interpretation, existence, breach, termination, construction or application, or the rights or obligations of, or compliance with such rights and obligations by, any Party, or the relationship between the Parties.

“Dynamic Package” means a combination of lodging with air, car rental, or rail travel products that have been selected by a consumer and booked together, including any offerings where lodging supply is paired with air, car rental or rail travel products, either at the time of booking or prior to or during the stay for such booking.

“Employer” has the meaning set forth in Section 15.2.

“End User” means a Person that is a consumer of a good or service.

“End User Traffic” means all End User traffic on any and all Decolar Travel Solutions.

“Existing Letter of Credit” has the meaning set forth in Section 3.6.1.

“Expedia” has the meaning set forth in the Recitals.

“Expedia Parent” has the meaning set forth in the preamble to this Agreement.

“Expedia Account” has the meaning set forth in Section 3.3.3.

“Expedia API” means Expedia’s XML application protocol interface, or any future method, conduit or medium of delivery or access, which makes Expedia’s travel products and services available for booking by customers on any third-party Travel Solution, including through the Decolar Platform or on any Decolar Travel Solution.

“Expedia Covered Lodging Supply” means Expedia Travel Products (whether such Travel Products are offered on a standalone basis, in a Dynamic Package or otherwise) for (i) all properties located in the Expedia Territory and (ii) for all Global Lodging Chain Properties located in the Decolar Territory for which (a) the consumer-facing, all-inclusive room rate and availability at which Decolar is permitted to display and (b) the Marketing Fee Payment allocable to Decolar for a Travel Booking for such Expedia Travel Product (taking into account the amount of incremental VAT or withholding tax (if any) required to be remitted by Decolar to a taxing authority in respect of such Travel Booking solely as a direct result of such Travel Booking having been made by an End User in the Decolar Territory for travel within the same country in the Decolar Territory where such End User resides and Expedia not having the capability to produce an invoice or other documentation required by a local taxing authority for a refund of such Tax amounts in respect of such Travel Booking) is, in each case, better than or substantially equal to that which Decolar receives at such time for Identical Lodging Supply through a direct relationship with such Global Lodging Chain Properties, which, in the case of the preceding clauses (i) and (ii) are now or may in the future be received, delivered or otherwise made available or offered through the Expedia API

“Expedia End User Traffic” has the meaning set forth in Section 2.1.4(b).

“Expedia Incremental Taxes” means any additional Taxes imposed on or payable by Expedia or any of its Affiliates arising out of or resulting from the failure by Decolar to, with respect to any Expedia-Sourced Travel Bookings booked after the date of this Agreement, separately state any Service Fees charged by Decolar from the Room Rate.

“Expedia Indemnified Parties” has the meaning set forth in Section 9.2.

“Expedia Information” has the meaning set forth in Section 6.1.

“Expedia-Sourced Travel Bookings” means Travel Bookings of Expedia Travel Products sourced through the Expedia API which are made on or through the Decolar Application or Decolar Platform, including any and all Decolar Travel Solutions.

“Expedia Specifications” has the meaning set forth in Section 2.1.2.

“Expedia Territory” means all destinations and locations world-wide other than those within the Decolar Territories.

“Expedia Transactional Data” has the meaning set forth in Section 5.1.2(a).

“Expedia Travel Product” means any Travel Product which is offered, made available or otherwise permitted to be booked by, through or on behalf of Expedia and/or its Affiliates.

“Expedia Travel Solution” means a Travel Solution operated by or on behalf of, or otherwise powered (whether through the provision of Travel Products, technology or otherwise), supported or facilitated by Expedia or its Affiliates through the use of an Expedia Platform.

“Expedia Travel Solution Taxes” means all Travel Solution Taxes (other than any Expedia Incremental Taxes) that are or may be imposed or incurred, with respect to any Expedia-Sourced Travel Bookings booked after the date of this Agreement to be paid, remitted or forwarded by or on behalf of Expedia or its Affiliates to any Travel Supply Provider or any Governmental Authority. For the avoidance of doubt, Transaction Taxes and Expedia Incremental Taxes are not included in Expedia Travel Solution Taxes.

“Expedia Travel Unclaimed Property Liabilities” has the meaning set forth in Section 12.2.2.

“Final Determination” has the meaning set forth in Section 12.4.

“First Refusal and Co-Sale Agreement” means that certain Third Amended and Restated First Refusal and Co-Sale Agreement entered into as of March 6, 2015, by and among Decolar Parent and the Stockholders (as defined therein).

“Global Lodging Chain Properties” means those properties with internationally recognized providers of lodging properties which own, operate or otherwise service 35 or more different lodging properties located both in the Expedia Territory and in the Decolar Territory, with less than or equal to 50% of such lodging properties located in the Decolar Territory.

“Goodwill Modifications” has the meaning set forth in Section 2.1.7.

“Governmental Authorities” means any national, state, provincial, municipal or local or similar governments, regulatory or taxing authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals, or dispute settlement panels or other Law, rule or regulation-making organizations or entities (including any travel industry regulatory or administrative body): (i) having or purporting to have jurisdiction on behalf of any nation, territory, state, or other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power over a Party or any Affiliate.

“Gross Booking Value” means, for a specified period, the total amount actually collected, or which should have been collected, or that will be collected when such Travel Booking is Consumed, from an End User (in each case, excluding the impact of any coupons, credits, promotions or other discounts offered or provided by a party other than Expedia) with respect to a Travel Booking for a Travel Product by the End User.

“Gross Profit” means an amount equal to (a) Compensation plus (b) Media Revenue less, (c) where applicable in relation to a Travel Booking, without duplication, Costs associated with any debit memo, replacement room nights, charge backs, and cancellation fees where applicable less (d) where applicable in relation to a Travel Booking, without duplication, the product of (i) (A) where Expedia or its Affiliate processes a credit card for a Transaction, the Credit Card Fraud Percentage in respect of Credit Card Fraud Costs; plus (B) where Expedia or its Affiliate processes a credit card for a Transaction, the Credit Card Transaction Percentage in respect of Credit Card Transaction Costs; plus (C) the Cost of Service Percentage; plus (D) the Insurance Cost Percentage in respect of the Insurance Costs; and plus (E) for each Property-Collect Booking Transaction, ***% and (ii) the Gross Booking Value with respect to Expedia-Sourced Travel Bookings.

“Guarantors” has the meaning set forth in the Preamble.

“Highly Sensitive Customer Personal Data” means any of the following information with respect to any individual:

(i)	Financial/payment account numbers, including credit/debit card numbers;

(ii)	Authentication data, such as passwords or PINs, for financial or medical accounts;

(iii)	Social security numbers and other national identification numbers;

(iv)	Driver’s license numbers;

(v)	Passport numbers;

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

(vi)	Email addresses;

(vii)	Telephone numbers; and

(viii)	Data related to racial or ethnic origin, political opinions, moral, religious or philosophical views, trade union affiliations, health and/or sexual preferences.

“Identical Lodging Supply” means standalone lodging supply that is identical with respect to all characteristics, offers and amenities, including property, room type, stay dates, special offers, inclusive packages, credits (such as for food or services) and other metrics used in the lodging industry.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Indirect Revenues” means, for a given period, the aggregate amount (without duplication) of any revenues received by a Party or its Affiliates indirectly related to any Travel Bookings or other transactions through a Travel Solution, including Overrides, marketing funds from Travel Supply Providers or other third parties, bonus payment processing revenues (such as credit card fees and rebates), and vendor bonuses.

“Insurance Costs” means any and all direct or indirect Costs arising from or relating to procuring and maintaining insurance coverage for, or otherwise self-insuring with respect to, Decolar’s Payment obligations under this Agreement, whether from a third-party provider or the reasonable equivalent cost with respect to any self-insurance program maintained by Expedia or any of Affiliates; provided, that Insurance Costs shall not be applicable over the exposure of Expedia to Decolar payment obligations hereunder already covered by the Letter of Credit, the Security Deposit or any other collateral.

“Insurance Costs Percentage” means ***% or, if applicable, such percentage as determined from time to time in accordance to Section 3.8.

“Intellectual Property Rights” means all technology, intellectual property or other proprietary rights in any jurisdiction (including People’s Republic of China) including: (i) rights in, arising out of, or associated with published and unpublished works of authorship, including rights in audiovisual works, collective works, computer programs (whether in source code or executable form and whether in open source or proprietary form), documentation, compilations,

***

Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

databases, derivative works, literary works, maskworks, and sound recordings, and rights granted under the Copyright Act or any similar Law of another jurisdiction; (ii) rights in, arising out of, or associated with databases, data compilations and collections and technical data; (iii) rights in, arising out of, or associated with inventions, discoveries, improvements, business methods, compositions of matter, machines, methods and processes and new uses for any of the preceding items, including rights granted under the Patent Act or any similar Law of another jurisdiction; (iv) rights in, arising out of, or associated with Trademarks, including without limitation rights granted under the Lanham Act or any similar Law of another jurisdiction and under the common law; (v) rights in, arising out of, or associated with information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques, including rights granted under the Uniform Trade Secrets Act or any similar Law of another jurisdiction; (vi) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, persona, or likeness, including rights of personality, privacy, and publicity; (vii) rights of attribution and integrity and other moral rights of an author; and (viii) rights in, arising out of, or associated with domain names, social media handles and other identifiers, web addresses and Websites.

“Interest Rate” means a rate per annum equal to the three (3)-month U.S. dollar LIBOR (as published by the British Bankers Association, or, if not published therein, in another authoritative source selected by the Parties), on the date such payment was required to be made (or, if unavailable, on the next preceding date for which such quotation is available) plus 500 basis points.

“Investors’ Rights Agreement” means that certain Fifth Amended and Restated Investors’ Rights Agreement, entered into as of March 6, 2015, by and among Decolar Parent and the Stockholders (as defined therein).

“Lanham Act” means the Lanham (Trademark) Act, 17 U.S.C. §§ 1051 et seq.

“Laws” means any law, common law, rule, statute, regulation, by-law, order, ordinance, protocol, code, guideline, treaty, policy, notice, direction or judicial, arbitral, administrative, tribunal, ministerial or departmental judgment, award, decree, treaty, directive, or other requirement or guideline published or in force at any time during the Term, which applies to or is otherwise intended to govern or regulate either or both Parties, property, transaction, activity, event or other matter, including any rule, order, judgment, directive or other requirement or guideline; provided, however, that in respect of any of the foregoing it is issued by any Governmental Authority. For the avoidance of doubt, Law includes Privacy Law.

“Letter of Credit” has the meaning set forth in Section 3.6.1.

“Licensee” has the meaning set forth in Section 6.2.

“Licensor” has the meaning set forth in Section 6.3.

“Marketing Fee Payments” has the meaning set forth in Section 3.2.1.

“Marketing Fee Statement” has the meaning set forth in Section 3.4.1.

“Marketing Fees” has the meaning set forth in Section 3.1.

“Marks” has the meaning set forth in Section 6.2.

“Materials” has the meaning set forth in Section 6.2.

“Media Revenue” means, for a given period, the aggregate amount (without duplication) earned or received by Decolar or any of its Affiliates or otherwise paid to Decolar or any of its Affiliates by third party advertisers for advertisement or similar placements comparing in the search results or booking path price, product, or service offerings from competitors for Travel Products on any Decolar Travel Solutions or displayed through the Decolar Platform with respect to or otherwise in connection with any Expedia Travel Products displayed in such search results or booking path. For the avoidance of doubt, Decolar shall not be prevented from implementing and generating revenue from banner advertising and similar such non-price product or service comparison display style advertising outside of search results.

“Merchant of Record” means a Person collecting revenues and any other amounts (including amounts in respect of Taxes) from End Users or other parties on behalf of another Person with respect to any Travel Bookings of (or other transactions through a Travel Solution in respect of) Travel Products offered by such other Person.

“Minimum Bookings Percentage” means one hundred (100%) of the Gross Booking Value for properties in the Expedia Territory.

“Monthly Minimum Bookings Statement” has the meaning set forth in Section 3.4.2.

“Notice” has the meaning set forth in Section 15.8.

“OFAC” has the meaning set forth in Section 7.2.

“Opaque Booking” means an Affiliate-Collect Booking that is returned in response to a request through the Expedia API for an Affiliate-Collect Booking through the Decolar Application, and which is specifically intended for use in a Packaged Product.

“Overrides” means, for a given period, the aggregate amount (without duplication) of any and all remuneration of any kind paid by a Travel Supply Provider to Expedia or its Affiliates which remuneration is, or was, contingent upon the achievement of one or more performance metrics.

“Packaged Product” means an Opaque Booking made available to End Users by Decolar (or on any Decolar Travel Solution) in combination, and together with an air, car rental or rail travel product are paired together, including any Dynamic Packages.

“Party” means any of Decolar, Decolar Parent or Expedia; and “Parties” means Decolar, Decolar Parent, Guarantors and Expedia, collectively.

“Patent Act” means the U.S. Patent Act, 35 U.S.C. §§ 1 et seq.

“Payment Card Industry Data Standard Security Requirements” means those payment card industry data standard security requirements and integrated cardholder information security program established by the major credit card network entities with respect to the security requirements imposed on services providers supporting debit, credit, prepaid or other payment cards

“Payment” means any payment due and payable from one Party under this Agreement to the other Party, including Marketing Fee Payments, Room Revenue Payments, Penalty Payments, etc.

“Penalty Payment” has the meaning set forth in Section 3.5.1.

“Performance Test” means the right of Expedia to solely control the Room Rate, Services Fees and Sort Order of the Test Supply displayed or otherwise made available on the Decolar Travel Solutions for at least 10% of all End User Traffic on any given day during the Test Period by providing a different API credential. Decolar may increase such percentage at its sole discretion during any Test Period.

“Performance Test Report” has the meaning set forth in Section 2.1.4(b).

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or Governmental Authority.

“Priceline Group” means (a) The Priceline Group Inc. or any of its Affiliates as it may be constituted at any point in time, (b) the respective businesses of Booking.com, Agoda.com, Kayak.com, RentalCars.com (collectively, the “Specified Priceline Operations”), whether or not such businesses remain a part of the operations of The Priceline Group Inc. and (c) any future business of The Priceline Group Inc. which is similar in size and nature to the Specified Priceline Operations, whether or not such business remains a part of the operations of The Priceline Group Inc.

“Privacy Law” means any applicable Law in any jurisdiction relating to the collection, use, storage or disclosure of information about an identified or identifiable individual or other Person.

“Property-Collect Booking” means a booking for which the Room Revenue is collected from the End User by the property at the time of check-out or at a time otherwise agreed by the property and Expedia or its Corporate Affiliates.

“Receiving Party” has the meaning set forth in Section 4.1.

“Refund Fees” has the meaning set forth in Section 3.3.4.

“Representative” of a Party, means an officer, director, stockholder, employee, agent, advisor or consultant of such Party.

“Reserved Liability” has the meaning set forth in Section 9.4.6.

“REST Transition” has the meaning set forth in Section 2.1.2.

“Restricted Decolar Travel Solution” has the meaning set forth in Section 2.1.8.

“Restricted Employee” has the meaning set forth in Section 15.2.

“Room Rate” means, for any given Expedia Travel Product, the rate which is provided to Decolar by Expedia through the Expedia API for such Expedia Travel Product, including the nightly rate, applicable Taxes and fees and any other pricing related information.

“Room Revenue” has the meaning set forth in Section 3.3.

“Room Revenue Payment” has the meaning set forth in Section 3.3.2.

“Security Deposit” has the meaning set forth in Section 3.7.

“Security Deposit Draw” has the meaning set forth in Section 3.7.3.

“Service Fees” means for any Expedia Travel Product any services fees or booking fees added to, or otherwise included in, a Room Rate.

“Sort Order” means the sort order in which Travel Products are returned to the Decolar Application and/or the Decolar Platform and displayed on an applicable Decolar Travel Solution through the Expedia API.

“Stock Repurchase Agreement” means that certain Stock Repurchase Agreement, entered into as of March 3, 2015, by and among Decolar Parent and the Sellers (as defined therein).

“Stock Subscription Agreement” means that certain Common Stock Subscription Agreement, entered into as of March 3, 2015, by and among Decolar Parent, Expedia Parent and the Pre-Closing Holders (as defined therein).

“Strategic Party” means any Person other than a single individual which does not directly or indirectly own or Control any assets or companies operating (x) in the consumer or corporate travel industry, or (y) as an Internet-enabled provider of travel search or information services (clauses (x) and (y), the “Restricted Field”).

“Tax Returns” has the meaning set forth in Section 12.1.2.

“Tax” or, collectively, “Taxes” means any and all federal, national, state, local, provincial and other taxes, imposts, duties, levies, assessments and other similar governmental charges and fees imposed by any Governmental Authority, including capital gains, occupancy, gross receipts, business, income, profits, sales, use, lodging or accommodation, value added, goods and services, ad valorem, transfer, franchise, withholding, recapture, stamp duty, excise and property taxes and other taxes of any nature whatsoever (but not, for the avoidance of doubt, any Unclaimed Property Liabilities), together with all interest, penalties, and additions imposed with respect to such amounts.

“Term” has the meaning set forth in Section 11.1.

“Test Period” has the meaning set forth in Section 2.1.4(a).

“Test Supply” means all Expedia Lodging Supply, located in the Expedia Territory, which is made available for booking on a standalone basis or as a Packaged Product when the Expedia Travel Product is displayed separately from the air, car rental or rail travel product.

“Trademark” means any words, names, symbols, sounds, devices, designs, and other designations, and combinations of the preceding items, used to indicate a source of origin or form of certification, including without limitation logos, trade names, trade dress, trademarks and service marks, in each case, whether or not registered.

“Transaction” means a Travel Booking through the Expedia API.

“Transaction Agreements” means this Agreement, the Stock Repurchase Agreement, the Stock Subscription Agreement, the Investors’ Rights Agreement, the Voting Agreement and the First Refusal and Co-Sale Agreement.

“Transaction Shares” has the meaning set forth in the Recitals.

“Transaction Statement” has the meaning set forth in Section 3.3.1.

“Transaction Taxes” means any and all sales, use, excise, gross receipts, value added, goods and services, occupancy, accommodation, tourism and any other similar transfer Taxes that are in the nature of transaction Taxes (and that are not in the nature of business activity Taxes imposed on, measured by, or based on gross or net income or gross or net receipts that are not transaction Taxes), filing and recordation fees and similar Taxes, charges and fees incurred with respect to any amounts payable or deemed to be payable to Decolar by Expedia or to Expedia by Decolar pursuant to this Agreement.

“Transition Outside Date” has the meaning set forth in Section 2.1.2.

“Transition Penalty” has the meaning set forth in Section 2.1.3.

“Transition Term” has the meaning set forth in Section 11.2.3(c).

“Travel Booking” means the booking of a Travel Product.

“Travel Products” means lodging and lodging-like products and services (available now or hereafter fully developed by Expedia), whether as a standalone product or a Packaged Product, which may be offered for booking by a Party or its Affiliates in its sole discretion from time to time.

“Travel Solution” means any online (including Websites) or offline portal, medium or other channel for consumer activities relating to travel or travel-related products, services or other offerings, including shopping, booking, reviewing, searching and redeeming of such travel or travel-related products, offerings and services.

“Travel Solution Taxes” means all Travel Taxes (or amounts in respect of Travel Taxes, but not any costs or expenses) that are or may be imposed or incurred with respect to any Travel Bookings by or for End Users through Travel Solutions, to be paid, remitted or forwarded by or on behalf of a Party or its Affiliates to any Travel Supply Provider or any Governmental Authority. For the avoidance of doubt, Transaction Taxes are not included in Travel Solution Taxes.

“Travel Supply Provider” means a third-party supplier of any lodging pursuant to a contract between such supplier, on the one hand, and a Party and/or its Affiliates, on the other hand.

“Travel Taxes” means any and all sales, use, occupancy, lodging, tourism related, excise, gross receipts, value added, ad valorem, goods and services and other similar types of transfer Taxes, duties, fees, public imposts, or charges and Taxes however designated, and other transactional Taxes or fees of any kind (including any related interest, penalties and additions to Tax) imposed by any Governmental Authority that are imposed on, measured by, or in relation to amounts paid for hotel room, lodging, or accommodation rentals, car rentals, tours, attractions, theme park admissions, show tickets, ground transportation, other in-destination activities, airfare, or other travel-related services, including services typically provided by online travel companies and services typically provided in connection with the furnishing of accommodations. For the avoidance of doubt and notwithstanding anything to the contrary herein, (i) Transaction Taxes incurred in connection with amounts payable or deemed payable pursuant to this Agreement shall be borne by Decolar and Expedia in accordance with Section 12.1.1 (and shall not be considered Travel Taxes), and (ii) Taxes imposed on the net income or net worth of Expedia or Decolar, respectively, or franchise or other business activity Taxes imposed by a jurisdiction in lieu of net income Taxes where such jurisdiction does not impose a Tax on net income (including, the Ohio Commercial Activity Tax, the Washington Business and Occupation Tax, and the Texas Franchise (Margins) Tax), shall be borne by the Person incurring such Taxes (and shall not be considered Travel Taxes), and Taxes in the nature of business activity Taxes that may be imposed on income with respect to Travel Bookings or Travel Solutions, such as gross receipts Taxes or general excise Taxes, shall not be treated as Taxes on net income, and therefore shall not be excluded from the definition of Travel Taxes pursuant to this clause (ii), although the Parties neither concede nor agree that any such Taxes apply to Travel Bookings or the Travel Solutions as a matter of applicable Law.

“Unclaimed Property Liabilities” means any and all Losses arising out of or relating to unclaimed property or escheatment proceedings or claims instituted or otherwise made by or on behalf of any Governmental Authority or other third Person. For the avoidance of doubt, the Parties neither concede nor agree that any amounts associated with any Travel Bookings or Travel Solution give rise to Unclaimed Property Liabilities as a matter of applicable Law.

“Uniform Trade Secrets Act” means the Uniform Trade Secrets Act, published by the Uniform Law Commission of 1979, as amended in 1985.

“Voting Agreement” means that certain Third Amended and Restated Voting Agreement entered into as of March 6, 2015, by and among Decolar Parent and the Stockholders (as defined therein).

“Voyager Materials” has the meaning set forth in Section 6.5.2.

“Voyager Tool” has the meaning set forth in Section 6.5.1.

“Website” means any and all mediums, tools, instruments, channels and/or methods, now or hereafter developed for the access, distribution or sharing of information or electronically conducting commerce over a publicly available network, including a website, application and any and all versions of such sites and/or applications specifically designed and optimized for mobile device, such as a smartphone, tablet computer or other similar end user device.

1.2    Interpretation. Unless otherwise expressly provided, for purposes of this Agreement the following rules of interpretation shall apply:

1.2.1    The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

1.2.2    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against either Party.

1.2.3    Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

1.2.4    Any reference to any agreement, document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.

1.2.5    Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Where a word or phrase is defined, each of its other grammatical forms shall have a corresponding meaning.

1.2.6    Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless the context specifies otherwise.

1.2.7    Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.2.8    Whenever the words “hereunder,” “hereof,” “hereto” and words of similar import are used in this Agreement, they shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof.

1.2.9    The word “or” is used in the inclusive sense of “or.” The terms “or,” “any” and “either” are not exclusive.

1.2.10  Whenever a provision of this Agreement requires an approval or consent and the approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

1.2.11  Unless otherwise specified, all references to money amounts are to the lawful currency of the United States of America.

1.2.12  Headings of Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

2.    LODGING SUPPLY

2.1    Lodging Supply to Decolar.

2.1.1    Expedia API. Except as otherwise expressly provided herein, at all times, during the Term of this Agreement, Expedia shall make the then-current version of the Expedia API available to Decolar for use by Decolar and its Affiliates in accordance with the provisions of this Agreement. Expedia shall be responsible for any and all costs associated with the standard development and operations of the Expedia API in the form delivered to Decolar.

2.1.2    Decolar Application. Decolar shall ensure, in the terms set forth herein, that its application which interfaces with the then-current version of the Expedia API to enable the exchange of data regarding Expedia Travel Products (the “Decolar Application”) is at all times (a) consistent with the then-current version of the Expedia API and (b) in accordance with the Expedia API specifications, including the then-current protocol, which is currently the REST protocol (the “Expedia Specifications”). In connection with the foregoing, Decolar shall no later than four (4) months from the date hereof (the “Transition Outside Date”), transition from the SOAP protocol to the REST protocol (the “REST Transition”), unless Decolar’s failure to meet the Transition Outside Date is primarily caused by Expedia and/or its Affiliates, in which case Decolar shall transition from the SOAP protocol to the REST protocol as soon as reasonably practicable thereafter. Decolar shall be responsible for all associated costs of the REST Transition. At any time upon reasonable prior notice to Decolar, Expedia will have the right to review the usage by Decolar of, and interface of the Decolar Application with, the then-current version of the Expedia API. Where Expedia informs Decolar that reasonable modifications or updates (i) will occur or have occurred to the Expedia API and/or Expedia Specifications as generally applicable to all applicable third-party commercial recipients of the EAN.com, LP API feed or (ii) are otherwise necessary or advisable to the Decolar Application, Decolar shall use its reasonable best efforts to make the necessary modifications to the Decolar Application to integrate such modifications or updates promptly and, in any event, within two (2) months from the date of Expedia informing Decolar in reasonable detail of the relevant modification or update, unless Decolar’s failure to make the modifications within the required two (2)-month period is primarily the result of actions of Expedia and/or its Affiliates, in which case such period shall be adjusted accordingly.

2.1.3    Delay Penalties. In the event that Decolar has not completed the REST Transition by the Transition Outside Date, and such failure is not primarily caused by any breach by Expedia of this Agreement or action that causes compliance with the Transition Outside Date to not be possible, Decolar shall be required to pay to Expedia an amount equal to $*** per week or any part thereof until such time as the REST Transition is completed (the “Transition Penalty”). Any Transition Penalty shall be immediately due and payable as of the time such penalty is incurred. Expedia shall have the right to set off any unpaid amount of the Transition Penalty against any amounts that might otherwise be due and payable by Expedia to Decolar under this Agreement. In the event any such Transition Penalty is not paid within 30 days of the incurrence thereof, interest shall accrue at the Interest Rate on the aggregate amount of the Transition Penalty outstanding at such time.

2.1.4    Display and Pricing Obligations.

(a)    In accordance with Schedule 2.1.4(a), until the expiration of the Term, Expedia and its Affiliates shall be the preferred provider to Decolar of Travel Products throughout the world and the exclusive provider of Travel Products in the Expedia Territory and Decolar and its Affiliates shall display, or cause to be displayed, and shall make available for booking on the Decolar Application, the Decolar Platform or the Decolar Travel Solution at all times all Expedia Travel Products. Subject to Section 2.1.4(b), the Sort Order of the Expedia Covered Lodging Supply shall be displayed on all Decolar Travel Solutions as determined by Decolar in its sole discretion. The Expedia Travel Products (other than those that are a part of a Packaged Product) shall be displayed on such Decolar Travel Solutions in a

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

manner that (i) is at least as prominent as any other supply provider with the same or a similar price or compensation for a similar Travel Product, and (ii) does not otherwise discriminate against or purposefully disadvantage such Expedia Travel Products relative to any other Travel Products offered or made available on such Decolar Travel Solution or through the Decolar Platform, whether through sort order, merchandizing campaigns or otherwise.

(b)    Commencing on May 1, 2015, until the expiration of the Term:

(i)	Decolar shall allow Expedia to run a Performance Test on Decolar Travel Solutions during (A) any one (1)-month period within every four (4)-month period or (B) such longer period within every four (4)-month period as is necessary to ensure that that the length of such measurement period, when taken together with the percentage of control allocated to Expedia in such Performance Test is sufficient for the results of the Performance Test to be statistically significant (such resulting period, the “Test Period”). Decolar may increase the duration of the Test Period at its sole discretion. During the Test Period the pricing display shall comply at all times with applicable Laws.

(ii)	Following the expiration of the Test Period, each Party will prepare a report (the “Performance Test Report”) comparing the relative Performance of (A) the End User Traffic for which Decolar controlled the Room Rate and Sort Order for the Expedia Covered Lodging Supply (“Decolar End User Traffic”) and (B) the End User Traffic for which Expedia controlled the Room Rate and Sort Order for the Test Supply (the “Expedia End User Traffic”), in each case, during such period. Both Parties shall submit the Performance Test Reports for information purposes only to the board of directors of Guarantor at the board of directors’ ordinary meeting taking place after the expiration of the Test Period.

2.1.5    Minimum Bookings. Except as set forth on Schedule 2.1.4(a), only with respect to the Expedia Territory, commencing on April 1, 2015 and for each quarter during the Term, Decolar and its Affiliates shall, and shall cause the Decolar Platform and all Decolar Travel Solutions to, book Expedia Travel Products (other than Travel Products in the Decolar Territory) for no less than the Minimum Bookings Percentage (the “Decolar Bookings Percentage”). Decolar or an Affiliate of Decolar will act as the Merchant of Record on all Expedia-Sourced Travel Bookings with respect to non-refundable and other pay-in-advance bookings of Travel Products, where applicable, that are supplied by Expedia or its Affiliates pursuant to this Agreement, except for such Expedia-Sourced Travel Bookings for which Expedia and Decolar agree by virtue of using certain booking channels that Expedia or its

Affiliate shall serve as the Merchant of Record, which, to the extent such Expedia-Sourced Travel Bookings are for properties in the Expedia Territory, shall be included in the calculation of the Decolar Bookings Percentage.

2.1.6    Expedia Service Level Obligations. If at any time during the Term, the Expedia API (a) fails completely to respond to the Decolar Application for a period in excess of fifteen (15) continuous minutes or (b) fails to respond within ten (10) seconds on 95% of list, availability or reservation requests made by the Decolar Application in conjunction with completing a Transaction for a period in excess of fifteen (15) continuous minutes, then the Decolar Application may switch to other sources of inventory (a “Performance Switch”) without any penalty only until such time as immediately following time that the Expedia API is again responsive or timely responsive. Expedia agrees that Decolar will be treated substantially similarly to other similarly situated recipients of lodging supply through the Expedia API in the same geographic region (including Hotels.com and Expedia’s Affiliates marketing their products in such region) with respect to response times of the Expedia API. In addition Expedia and Decolar will work together in seeking optimal solutions for customers with respect to Expedia API and Decolar Application performance.

2.1.7    Expedia Rights. Expedia reserves the right to remove Expedia API access and/or cancel any and all Expedia-Sourced Travel Bookings, if Decolar or any party which owns or otherwise operates any such Decolar Travel Solutions (a) does not comply, in all material respects, with rules, regulations or policies for use of the Expedia API as determined by Expedia reasonable discretion from time to time, including modifications to pricing and/or unauthorized modifications to pricing display for Expedia Travel Products (whether through couponing, discounting, promotions or otherwise); (b) are identified with inactive Expedia API access or Decolar and its Affiliate’s sites with no live content for a period of seven (7) days; (c) are non-responsive to correspondence within reasonable time, reasonable corrections or requests regarding the Expedia API; (d) does not comply, in all material respects, with the payment provisions under Section 3 or (e) commit any other acts or omissions that, in Expedia’s reasonable sole discretion, may pose material threats to Expedia’s (i) financial stability, (ii) information/data security, (iii) agreements, licenses or relationships with its Travel Supply Providers and/or (iv) Expedia’s Intellectual Property Rights, and, in the case of each of the preceding clauses (a), (b), (c) and (e), does not cure the circumstances described in such clause within a reasonable period of time, which period shall be no less than 10 days after notification by Expedia of the first occurrence thereof; provided, however, (A) in the event of each successive violation of the preceding clauses (b), (c) and (e), Expedia shall not be obligated to provide any cure period and (B) in the event of more than three successive violations of the preceding clause (a) within any twelve (12)-month period Expedia shall not be obligated to provide any cure period.

2.1.8    Customer Care.

(a)    During the Term, (i) *** (ii) Decolar shall provide commercially reasonable cooperation, at Expedia’s request, to facilitate Expedia’s customer care and support; and (iii) Decolar shall provide first line support to customers of Expedia Travel Solutions in accordance with (x) the best industry standards (including but not limited to its practices in relation to standard greetings, scripts, response times and escalation procedures) and (y) the terms of this Agreement.

(b)    Decolar shall use its commercially reasonably efforts to transition its customer care platform to the Voyager Tool as soon as reasonably practicable, and in no event more than six months (the “Implementation Deadline”), after the date of this Agreement (the “Voyager Implementation”); provided that any delay in the Voyager Implementation that occurs primarily as a result of any action or inaction by Expedia or its Affiliates shall result in the extension of the Implementation Deadline. Subject to Section 6.5 with respect to the use of the Voyager Tool, Decolar will be responsible for and shall provide, all support to End Users for customer care and support issues related to Expedia Travel Products and will be solely responsible for any liability to End Users as a result of such customer care and support; provided that Decolar shall not, at any time, have the ability to engage in any activities with respect to Expedia Travel Products that result in the issuance of any End User “accommodations”, such as cancellations outside of the cancellation window or goodwill coupons and credits, discounts, refunds, and similar accommodations (“Goodwill Modifications”), without the prior written consent of Expedia. Expedia will provide second line consultative support for customer care and support issues with respect to the Expedia Travel Products, including Goodwill Modifications, at Decolar’s sole cost and expenses. Without limiting the generality of the foregoing, Decolar will as soon as reasonably practical: (a) transmit to End Users booking Expedia Travel Products, without substantial revision, deletion or change of any sort, all information transmitted by Expedia or its Affiliates to Decolar for re-delivery to such End Users (e.g., booking confirmation e-mails and other customer support communications), provided that such information need not contain any of Expedia’s or its Affiliates’ branding, Marks and Materials; and (b) transmit to Expedia all communications, without substantial revision, deletion or change of any sort, received by Decolar or its Affiliates from such End Users relating to Expedia Travel Products (e.g., booking requests and other customer service inquiries), other than Highly Sensitive Customer Personal Data (other than to the extent necessary to facilitate an Expedia-Sourced Travel Booking). The Parties acknowledge and agree that this Agreement is intended to create a white label service that does not reveal Expedia’s or its Affiliates’ branding, Marks and Materials to End Users. Decolar will be responsible for any liability to End Users as a result of the customer care and support for Expedia

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

Travel Products booked through the Decolar Platform and/or a Decolar Travel Solution, including all Goodwill Modifications and costs associated with any debit memo, replacement room nights, charge backs, and cancellation fees. Expedia shall be responsible for all liability to the extent caused by information created by Expedia or its Affiliates that is transmitted to Decolar by Expedia’s second-line support or by the Voyager Tool.

2.1.9    Redistribution.

(a)    Without the prior written consent of Expedia from Adam Miller, or such other Expedia employee as may be designated by Expedia from time to time (which consent shall not be unreasonably withheld or withheld solely because a third party competes with Expedia or its Affiliates or Expedia or its Affiliates intends to compete with Decolar or its Affiliates with respect to a third party), Decolar shall not, and shall not permit its Affiliates and/or any third party Travel Solution which it may power or otherwise support from time to time to, display any Expedia Travel Products whether through the Decolar Application, Decolar Platform, on any Decolar Travel Solutions or otherwise (a) on Travel Solutions which are not owned and operated by Decolar and/or its Affiliates or (b) for Decolar Travel Solutions which do not primarily feature the Decolar Brand and are primarily targeted at End Users outside of the Decolar Territory (a “Restricted Decolar Travel Solution”), provided that, Decolar shall not provide any Travel Solution to any Third Party through (i) “instant book” or “direct booking” functionality on any metasearch site or other third party medium or channel, including Travel Solutions, through which Travel Products are marketed through side-by-side price comparison or (ii) any global distribution system or other third-party aggregator or redistributor of supply. In the event Decolar or any of its Affiliates takes any action inconsistent with the preceding clause, Expedia shall be entitled to immediately withdraw the Expedia API with respect to any such Restricted Decolar Travel Solution and cancel any and all Travel Bookings of Expedia Travel Products processed on or through such Restricted Decolar Travel Solution. Expedia shall have the right to waive any or all of the restrictions, whether in whole or in part, in the first sentence of this paragraph at any time, in its sole discretion. Notwithstanding the foregoing, Decolar shall not be restricted from advertising any Travel Products on metasearch sites, provided that the rate at which such Expedia Travel Product is displayed on such metasearch site or other price comparison mechanism shall not be less than the Room Rate and the other terms applicable to Expedia Travel Products pursuant to Section 2.1.4 will apply to any such display.

(b)    In the event that Expedia consents (or is deemed to consent as set forth in (c) below), Decolar may make the Expedia Travel Products (other than those containing Opaque Bookings that are not a part of a prepackaged Packaged Product prior to distribution by Decolar) available for booking through partners of Decolar who will assist customers in the booking of such Expedia Travel Products in the Decolar Territory (each, a “Decolar Partner”). Schedule 2.1.9 sets forth a list of Decolar Partners as of the date of this Agreement and Expedia will use commercially reasonable efforts to grant or deny consent with respect to the persons on such list within 30 days. Any compensation due to a Decolar Partner will be solely the responsibility of Decolar and Decolar may not pay any such Decolar Partner a commission (whether bounty, revenue share or other payment structure) greater than the Marketing Fees Decolar receives from Expedia hereunder. Decolar shall ensure that each

Decolar Partner is bound by and complies with: (i) obligations that are at least equivalent to those imposed on Decolar under this Agreement and (ii) the Decolar Partner terms set forth in Exhibit A to this Agreement (the “Decolar Partner Requirements”). Decolar shall be solely responsible for the actions of each Decolar Partner as if such actions are the actions of Decolar. In the event that Decolar becomes aware of any non-compliance by an Decolar Partner of the provisions set forth in this Section 2.1.12, or at any time upon Expedia request based on noncompliance by an Decolar Partner of the provisions of this Agreement or the Decolar Partner Requirements, Decolar will immediately disable the distribution of the Expedia Travel Products to such Decolar Partner.

(c)    Solely for purposes of this Section 2.1.9, in the event that Decolar proposes to add a potential Decolar Partner in writing to Expedia, and Expedia does not take any action to grant or deny consent within seven (7) days of its receipt of such request, then Expedia shall be deemed to have consented to such proposed Decolar Partner become a Decolar Partner unless (i) Expedia has affirmatively withheld its consent to such proposed Decolar Partner or any of its Affiliates has previously or (ii) Expedia has previously disabled the distribution of the Expedia Travel Products to such proposed Decolar Partner other than as a result of (A) the mutual discontinuation of the related business relationship between such proposed Decolar Partner and Expedia or (B) the voluntary discontinuation of the related business relationship by such proposed Decolar Partner.

2.2    Lodging Supply to Expedia. During the Term, Decolar shall provide Expedia with access through the Decolar API to all Decolar Travel Products (whether such Travel Products are offered on a standalone basis, in a Dynamic Package or otherwise, other than Expedia Travel Products which may be available through the Decolar API by virtue of the Expedia API) for properties located in the Decolar Territory for use in all Expedia Travel Solutions, subject to the same terms and conditions as the Expedia Travel Products (including the gross profit sharing). The Parties shall use commercially reasonable efforts to create an application (the “Expedia Application”) which interfaces with the Decolar API, which provides access to the aforementioned Decolar Travel Products by the first anniversary of the date hereof. Following the completion of the Expedia Application, the Parties will use commercially reasonable efforts to enter into an agreement for Decolar to provide Decolar Travel Supply for properties located in the Decolar Territory for use in all Expedia Travel Solutions. Decolar shall provide to Expedia, during each calendar month during the term, a statement of booking fees in respect of all Transactions included on the Transaction Statement for such period.

2.3    ***.

2.3.1    ***

2.3.2    Decolar agrees and acknowledges that it will have no input into or ability to participate in Expedia’s negotiations with Expedia’s third-party suppliers and that the provision of Expedia Travel Products is subject to the terms of the applicable contracts between Expedia or its Affiliates and the applicable Travel Supply Providers with respect to such Travel Products.

2.3.3    ***

2.3.4    ***

2.3.5    ***

3.    ECONOMIC TERMS

3.1    Marketing Fees. During the Term, for each Expedia-Sourced Travel Booking of a Travel Product that is Consumed (a “Consumed Travel Booking”), Expedia will calculate and pay to Decolar the percentage of the Gross Profit set forth on Schedule 3.1 (the “Marketing Fees”) applicable to such Consumed Travel Booking. Marketing Fees shall be paid only on Consumed Travel Bookings that are made through the Expedia API and originate from the Decolar Application, Decolar Platform or Decolar Travel Solution. No Marketing Fees will be paid by Expedia on subsequent bookings by the same customer unless such further booking is also made through the Expedia API and originates from the Decolar Application, Decolar Platform or Decolar Travel Solution.

3.2    Marketing Fee Payments.

3.2.1    Payment to Decolar. Expedia shall pay to Decolar the Marketing Fees owed to Decolar with respect to all Consumed Travel Bookings for which Compensation has been received by Expedia and its Affiliates during a given calendar month (the “Marketing Fee Payment”) within 15 days following the end of such calendar month.

3.2.2    All Payments made by Expedia to Decolar will be made in United States Dollars and sent via wire transfer to the Decolar bank account specified on Schedule 3.2.2 (which Schedule Decolar may revise from time to time by Notice to Expedia).

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

3.3    Room Revenue. Decolar shall collect, on behalf of Expedia, the Gross Booking Value for any Affiliate-Collect Bookings of any Travel Products made by an End User and for which Decolar has acted as the Merchant of Record, excluding any Service Fees and Taxes, in each case, imposed in excess of the Room Rate (the “Room Revenue”). Decolar shall account for and remit all Room Revenue in accordance with the provisions set out below.

3.3.1    Transaction Statements. Expedia will deliver a statement to Decolar every *** days setting forth the Room Revenue (both in the aggregate and on a Transaction-by-Transaction basis) generated from Transactions with respect to *** made during the immediately preceding ***-day period (the “Transaction Statement”). The Parties acknowledge and agree that amounts reflected on each Transaction Statement in respect of any Transaction shall be stated in United States Dollars, provided that the Parties agree to discuss in good faith whether it is practicable to state such amounts in currencies other than United States Dollars.

3.3.2    Payment. Decolar shall pay to Expedia the full Room Revenue amount for bookings detailed on the Transaction Statement (the “Room Revenue Payment”) within *** days (or *** days with respect to Transactions for points of sale located in Argentina, provided that the Parties will discuss in good faith reducing such number of days based on improving economic conditions in Argentina) of the date of the Transaction Statement. Funds shall be paid by Decolar to Expedia via electronic funds transfer into the Expedia Account. In the event that any Room Revenue Payment due in respect of a Transaction Statement is not received by Expedia in compliance with this provision, during the subsequent *** Business Day period, Decolar shall take such steps as may be necessary to cure any failure to make such Room Revenue Payment within *** Business Days.    If, at the conclusion of such *** Business Day period, any Room Revenue Payment due in respect of a Transaction Statement is not received by Expedia in compliance with this provision, in addition to Expedia’s rights under this Agreement and at Law, Expedia shall have the right to: (a) offset any such amounts due from any Payments due Decolar hereunder; (b) ***; (c) suspend Decolar’s access to Expedia’s Travel Products immediately and/or (d) to the extent not so offset pursuant to the preceding clause (a) or Section 3.3.5, recoup such amounts due by drawing upon the Letter of Credit at any time, pursuant to Section 3.6.4. In addition, Expedia may demand from Decolar adequate assurance of due performance if Expedia reasonably believes that there will be a fundamental non-performance of Decolar’s obligations hereunder. If Expedia has not received such adequate assurance within *** Business Days from the date of delivery of its request then Expedia may deliver a statement to Decolar for all Transactions ***. Such statement shall be considered a Transaction Statement and shall be subject to the payment terms hereunder. Decolar acknowledges and agrees that Decolar is responsible for the payment of banking transfer fees in relation to the payment of the

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

Transaction Statement. Expedia acknowledges and agrees that Expedia is responsible for the payment of banking transfer fees in relation to the receipt of payments related to the Transaction Statement.

3.3.3    All Payments made by Decolar to Expedia will be made in United States Dollars and sent via wire transfer to the Expedia bank account specified on Schedule 3.3.3 (which Schedule Expedia may revise from time to time by Notice to Decolar) (the “Expedia Account”).

3.3.4    Expedia Offset Right. Without limiting the rights in Section 3.3.2, Expedia shall have the right to offset from any Payments due and payable from it or its Affiliates to Decolar any amounts owing to Expedia and/or its Affiliates from Decolar under the terms of this Agreement, provided that Expedia shall promptly provide to Decolar a statement describing the amount of such offset, the statements under which the offset amounts are owed to Expedia and the Payments owed to Decolar from which such amounts are being offset.

3.4    Other Statements and Audits.

3.4.1    Monthly Marketing Fee Statements. Following the end of each calendar month during the Term, Expedia shall, with respect to such completed month, provide a statement (a “Marketing Fee Statement”) to Decolar setting out the Marketing Fee Payment which is due to Decolar for such month for each Transaction describing in reasonable detail the components of Gross Profit for each such Transaction. Each Marketing Fee Statement shall provide reasonable settlement information with respect to Expedia’s calculation of the Marketing Fee Payment, including the total Gross Profit in respect of the Consumed Travel Bookings referred to in Section 3.1 for such month. In addition, the Marketing Fee Statement shall set forth any required period-end accounting adjustments or adjustments for Refund Fees (including cancelled, refunded or charged-backs bookings) with respect to the payments previously made pursuant to Section 3.3. Any modifications required with respect to the previous month shall be added to, or offset from, as applicable, the next monthly payment made pursuant to Section 3.2.

3.4.2    Monthly Minimum Bookings Statements. Following the end of each calendar month during the Term, Decolar shall, with respect to such completed month, provide a statement (a “Monthly Minimum Bookings Statement”) to Expedia setting forth all reasonable backup calculations necessary to arrive at the Decolar Bookings Percentage, including (a) the total number of (i) Expedia-Sourced Travel Bookings and (ii) Consumed Travel Bookings, in each case, for properties in the Expedia Territory made through the Decolar Application, Decolar Platform or a Decolar Travel Solution and which were sourced pursuant to this Agreement during such month and (b) the total number of Travel Bookings for properties in the Expedia Territory made through the Decolar Platform and any and all Decolar Travel Solution during such month. In addition, the Monthly Minimum Bookings Statement will set forth for each Global Lodging Chain Properties located in the Decolar Territory for which the pricing, availability, compensation or other aspect of an Expedia Travel Product failed to be better than or substantially equal to that which Decolar received for Identical Lodging Supply, reasonable detail necessary to establish why such failure occurred, including with respect to pricing, availability, compensation and other relevant factors.

3.4.3    Payment Disputes. Commencing on the twelve (12) month anniversary of the date of this Agreement, within thirty (30) days of the last day of each successive six (6)-month period, the recipient may, deliver to the other Party in writing its dispute (a “Dispute Notice”) of such statement, specifying in reasonable detail the nature of its dispute. During the 30-day period after the delivery of such dispute notice to the other Party, the Parties shall attempt in good faith to resolve any such dispute and finally determine the proper amounts to be reflected on such statement. If, at the end of such thirty (30)-day period, the Parties have failed to reach agreement with respect to the matters addressed in the Dispute Notice, then the matter shall be submitted to the Accountant, which shall act as arbitrator. The Accountant shall determine the proper amounts to be reflected on the Monthly Statement or Transaction Statement, as applicable, for such period in accordance with the terms and conditions of this Agreement. The Accountant shall deliver to each Party, as promptly as practicable and in any event within thirty (30) days after its appointment, a written report setting forth the resolution of the dispute for such period. Such report shall be final and binding upon the Parties to the fullest extent permitted by applicable Law and may be enforced in any court having jurisdiction. Each Party shall bear all the fees and costs incurred by it in connection with this arbitration, except that, if the Accountant determines that the aggregate net adjustment to the applicable statement was greater than five percent (5%), all fees and expenses relating to the foregoing work by the Accountant shall be borne by the Party that does not prevail on the matters resolved by the Accountant, all fees and expenses related to the foregoing work by the Accountant shall be borne by such Party for any such dispute in which such Party did not prevail. No Payment dispute shall give the Party disputing such Payment the right to withhold any such Payment that is in dispute hereunder.

3.5    Failure to Achieve Minimum Bookings. In any quarter during the Term in which Decolar Bookings Percentage is below the Minimum Bookings Percentage, Decolar shall be obligated to pay to Expedia an amount equal to the Compensation with respect to any booking by Decolar that resulted in the Minimum Bookings Percentage not being met (the “Quarterly Penalty Payment”) on the terms set forth in this Section 3.5 at the time the Marketing Fee for the following quarter is due hereunder.

3.5.1    The Quarterly Penalty Payment pursuant to this Section 3.5 shall be a non-exclusive remedy and shall be available in addition to any other rights and remedies available to the Parties under law or this Agreement.

3.5.2    In the event that a Quarterly Penalty Payment is owed to Expedia, Expedia may at its election, if such payment is not made at the time the Marketing Fee is due hereunder, (i) offset any such Penalty Payment against any Marketing Fee otherwise payable to Decolar, (ii) draw upon Decolar’s Letter of Credit and (iii) in its sole discretion, cause Expedia to be the Merchant of Record for all Expedia Sourced Travel Bookings.

3.6    Letter of Credit.

3.6.1    Letter of Credit. As security for Decolar’s Payment obligations in connection with this Agreement, Decolar will cause a new irrevocable standby letter of credit in substantially the same the existing letter of credit dated November 27, 2014 from *** (the “Existing Letter of Credit”) and acceptable to Expedia and in the amount of $10,0000,000 (the “Credit Amount”) to be issued or confirmed by *** (or another bank of international standing reasonably acceptable to Expedia) and delivered to Expedia within *** days from the date of this Agreement (the “Letter of Credit”). Following the delivery by Decolar of the Letter of Credit, Expedia shall, or shall cause, promptly, but no later than *** days from the date of the receipt of the Letter of Credit, the Existing Letter of Credit to be returned to Decolar.

3.6.2    Letter of Credit Terms. The Letter of Credit shall (i) remain in effect for one year and shall be replaced by Decolar with successive letters of credit with either the same terms (provided that such terms remain acceptable to Expedia’s advising bank) or otherwise in a form acceptable to Expedia (an example of what will be acceptable is attached at Attachment 1) at least *** days prior to the expiration date of the then existing letter of credit; (ii) be irrevocable from the date of delivery until its expiration date; and (iii) must have an expiration date which after application of subsection (i) above is no earlier than co-terminus with the expiration date of this Agreement. Upon termination of this Agreement, and provided all payments of invoices due to Expedia have been paid and disputed payments have been resolved, the Letter of Credit, will be returned to Decolar.

3.6.3    Credit Amount. Not more than four (4) times per calendar year and prior to the renewal period for the Letter of Credit, Expedia shall review the Credit Amount and determine, in consultation with Decolar, whether it should be increased or decreased based on Expedia Travel Product bookings. If Expedia, acting reasonably, decides to change the Credit Amount, Decolar shall provide the replacement Letter of Credit in the changed amount within thirty (30) days of such change.

3.6.4    Letter of Credit Draws. Expedia may draw upon the Letter of Credit at any time (i) in order to satisfy any payment obligations of Decolar set forth in this Agreement not met within the timeframe set forth therein or, (ii) in the event the Letter of Credit is not renewed at least *** days prior to the stated expiration date thereof. The proceeds of any drawing on the Letter of Credit pursuant to clause (ii) above not applied to amounts then owing to Expedia hereunder shall be held by Expedia as security for any future payment obligations of Decolar to Expedia under this Agreement. Expedia shall not be required to hold any such cash proceeds described in the preceding sentence in any separate account, but may comingle such proceeds with other funds of Expedia, provided that Expedia shall account for the disposition of all such proceeds at the request of Decolar.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

3.7    Security Deposit. As security for the Decolar’s payment obligations, the $500,000 security deposit paid to Expedia pursuant to the Affiliation Agreement together with an additional $9,500,000 deposited as of the date of this Agreement shall be kept on deposit with Expedia at all times during the Term (the “Security Deposit”).

3.7.1    Security Deposit Terms. This Security Deposit shall not limit Expedia’s rights or Decolar’s obligations hereafter. Upon termination of this Agreement all or a portion of the Security Deposit may be retained by Expedia if Decolar has not fully performed all of its obligations under this Agreement and those imposed by law throughout the Term of the Agreement

3.7.2    Security Deposit Amount. Not more than four times per calendar year Expedia shall review the amount of the Security Deposit and in consultation with Decolar determine whether it should be increased or decreased based on the Expedia Travel Product bookings both to date and forecasted. If Expedia decides, acting reasonably, to increase the amount of the Security Deposit, Decolar shall pay to Expedia the amount of such increase within *** days of such change

3.7.3    Security Deposit Draws. Expedia may, at its option, at the expiration or sooner termination of this Agreement, apply any or all of the Security Deposit at any time in order to satisfy any Decolar payment obligations not met within the timeframe set forth herein. Expedia shall not be required to hold the Security Deposit in any separate account, but may commingle the Security Deposit with other funds of Expedia, provided that Expedia shall account for the disposition of all such proceeds at the request of Decolar. If Expedia draws down any amount of the Security Deposit pursuant to the provisions herein (each a “Security Deposit Draw”) Decolar shall within 15 business days of the date of a Security Deposit Draw remit to Expedia an amount equal to the amount of the Security Deposit Draw for purposes of reinstating the Security Deposit to the amount set forth above.

3.8    ***. At the end of each calendar year, Expedia shall modify for the following year the *** in order to reasonably reflect reasonably expected *** based on the actual *** incurred in the preceding year period by Expedia and its Affiliates in respect ***, as applicable. Expedia shall promptly notify Decolar in writing following the modification of such amounts, and upon delivery of such notice, *** until such amounts are further modified.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

3.9    Decolar Financial Information.

3.9.1    Whether or not the Investment Rights Agreement remains in effect, Decolar agrees to provide to Expedia the information required under Section 3.1 (a), (b), (c) and (e) of the Investor Rights Agreement for all periods ending on or prior to December 31, 2015. In addition, for each month ending on or prior to December 31, 2015, Decolar will use commercially reasonable efforts to deliver to Expedia the financial information set forth in Section 3.9.2(a), (b) and (c).

3.9.2    For all periods commencing on and following January 1, 2016, until the expiration of the Term, Decolar agrees to provide the following information regarding Decolar and its Affiliates to Expedia on a monthly basis, which information Expedia will only share with those of its officers, employees and representatives as are reasonably necessary for the purposes of determining the Credit Amount or creditworthiness of Decolar:

(a)    an unaudited income statement, statement of cash flows for each month and an unaudited balance sheet as of the end of such month;

(b)    updated cash flow forecasts for the thirteen (13)-week period following the end of each month; and

(c)     updated high-level cash flow forecasts for six (6)-month period following the end of each month, including projected drawn and undrawn amounts of any banking facilities and details of any bank or shareholder covenants with respect to any cash flows or funding.

3.9.3    Decolar agrees to reasonably cooperate with Expedia and with Expedia’s insurance providers to deliver, as soon as reasonably practicable, financial information regarding Decolar and its Affiliates as reasonably requested by such insurance providers.

4.    CONFIDENTIALITY

4.1    Definition of Confidential Information. As used herein, “Confidential Information” means all information of a Party (“Disclosing Party”) that is disclosed to the other Party (“Receiving Party”) and identified as confidential or proprietary or that, due to the nature of the information (such as conversion ratios or pricing information) or the circumstances surrounding disclosure, ought to be understood to be confidential or proprietary in connection with the transactions contemplated by this Agreement; provided, however, that if such information is disclosed orally or visually, it must be identified as confidential at the time of disclosure and reduced to writing and provided to the Receiving Party within thirty (30) days of disclosure in order to be considered “Confidential Information” for the purposes of this Agreement. The Confidential Information of (a) Decolar shall include the terms and conditions of this Agreement (but not the existence of the same) and all non-public information regarding the Decolar Travel Products and (b) Expedia shall include the terms and conditions of this Agreement (but not the existence of the same) and all non-public information regarding the Expedia Travel Products.

4.2    Confidentiality. The Receiving Party shall not (i) use any Confidential Information of the Disclosing Party for any purpose other than to exercise its rights or to perform its obligations under this Agreement, or (ii) disclose, publish, or disseminate Confidential Information of the Disclosing Party to anyone other than the Receiving Party’s personnel (including employees, contractors and consultants) who have a need to know the Confidential Information for the purposes set forth in this Agreement and who are bound by a written agreement that prohibits unauthorized disclosure or use of Confidential Information that is at least as protective of the Confidential Information as the Receiving Party’s obligations hereunder. Notwithstanding the foregoing, the Receiving Party shall have the right to share the existence and nature of this Agreement with such Party’s Affiliates and such Party’s and its Affiliates’ attorneys, accountants, bankers, financing sources, consultants or other professional advisors in connection with a financing, merger, acquisition, corporate reorganization, consolidation, or sale of all or substantially all of its assets, or as required by Law in accordance with Section 4.4 of this Agreement.

4.3    Protection. Each Party agrees to protect the confidentiality of the Confidential Information of the other Party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event shall either Party exercise less than reasonable care in protecting such Confidential Information. Notwithstanding the foregoing, the non-use and non-disclosure restrictions set forth in this Section 4.3 shall not apply to any information that: (i) is or becomes generally known to the public without the Receiving Party’s breach of any obligation owed to the Disclosing Party; (ii) was independently developed by the Receiving Party without use of the Confidential Information and without the Receiving Party’s breach of any obligation owed to the Disclosing Party; or (iii) is received from a third party who obtained such Confidential Information without any third party’s breach of any obligation that was known by the Receiving Party to be owed to the Disclosing Party at the time of such receipt.

4.4    Compelled Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent (and only that specific portion of such Confidential Information) required by Law (including any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which the Receiving Party’s securities are listed or quoted), Governmental Authority, subpoena, document request, other legal process or judicial or administrative proceeding; provided, however, that the Receiving Party shall make reasonable efforts to provide the Disclosing Party with prior written notice of such compelled disclosure and reasonable assistance (at Disclosing Party’s cost) if the Disclosing Party wishes to obtain protective treatment of the Confidential Information.

4.5    Confidentiality of Marketing Fee Statements. The Parties acknowledge that the Marketing Fee Statements (and any daily version of such statement or similar information as well as the individual information contained therein) provided to Decolar pursuant to Section 3.4.1 or otherwise and any fee related information provided by Expedia to Decolar via the Expedia API (together the “Fee Information”) shall be considered Confidential Information for the purposes of this Agreement and, in addition to the other provisions of this Section 4, shall be treated by Decolar in accordance with the following:

4.5.1    Decolar shall identify a group of named personnel (“Relevant Personnel”) to receive any or all of the Fee Information who need to know such information for the purpose of (i) assessing the accuracy and completeness of such Marketing Fee Statements for Decolar’s financial accounting purposes; (ii) general business planning and marketing purposes, and/or (iii) determining the Sort Order of the Expedia Covered Lodging Supply on the Decolar Travel Solutions (subject to Section 2.1.4(b)). The Relevant Personnel shall: (a) have no commercial dealings (directly or indirectly) with hotel suppliers in respect of any negotiation of specific commercial terms of the supply relationship between Decolar and any current or possible future hotel supplier; (b) be clearly identified; and (c) be the sole recipients of the Fee Information.

4.5.2    Decolar personnel who (i) work exclusively in any of the below functional business units within Decolar and (ii) satisfy the requirement under Section 4.5.1(a) shall automatically be deemed to fulfil the requirement under Section 4.5.1(b):

(a)	Accounting/Accounts Payable/ Oracle team: reviews Fee Information received from Expedia and assures payments (or disputes) and other administrative functions are in accordance with applicable contract terms;

(b)	Legal: ensures compliance with contract terms and other applicable compliance requirements;

(c)	Information Technology: executes website/application coding, API maintenance, AB testing on the technology implementation side, sorting algorithm build-out;

(d)	Planning: assesses business performance and undertakes forecasting; and

(e)	Marketing: evaluates Decolar marketing spend across marketing channels (variable and other) and assesses return on investments made by Decolar.

4.5.3    The Relevant Personnel may share the following information contained in the Fee Information with other personnel of Decolar in accordance with Sections 4.1 to 4.4: partner identifiers; itinerary and booking identifiers including book and stay dates and itinerary number; lodging property identifiers including property name, market and country; and Gross Booking Value at a Travel Booking level.

4.5.4    The Relevant Personnel shall be prohibited from sharing the following information contained in the Fee Information with other personnel of Decolar: Service Fee, COS percentage, COS amount, Gross Profit percentage, Gross Profit amount and Marketing Fee, except if: (a) such information is aggregated in a manner which ensures that the information referred to above in this Section 4.5.4 is not disclosed to any personnel of Decolar (other than the Relevant Personnel), either precisely or approximately, at an individual property level and cannot be reversed engineered in any way, and in any event with at least 5 properties being included in any aggregated data set; and (b) the recipients need to know the information for the purposes set forth in this Agreement. Decolar shall provide Expedia with details of any aggregation rules applied under this Section 4.5.4 upon request.

4.5.5    Upon request and at least annually, Decolar shall certify to Expedia its compliance with this Section 4.5, in a format agreed between the Parties. Such certification shall list all Relevant Personnel for the period since the last certification was delivered (and for the first certification, all Relevant Personnel) and set out the aggregation rules applied under Section 4.5.4 over the reporting period.

5.    DATA; SECURITY

5.1    Data.

5.1.1    Decolar Privacy Policy. Decolar shall maintain a privacy policy that shall govern the collection, treatment use and disclosure of Customer Personal Data from End Users of the Decolar Platform and any Decolar Travel Solution (the “Decolar Privacy Policy”). Decolar shall adhere to the Decolar Privacy Policy in connection with all collection, treatment, use, disclosure and retention of any Customer Personal Data, and shall ensure that it permits Decolar to share Customer Personal Data with Expedia and its Affiliates for the purpose of fulfilling its obligations hereunder with respect to procuring travel reservations or providing other services or functions on behalf of End Users or for Expedia on behalf of End Users. Decolar shall ensure that it and its Affiliates have complied and at all times are in compliance with all applicable Laws, as well as any of its own applicable privacy policies, with respect to any Customer Personal Data, including in connection with providing any historical Customer Personal Data in its possession to Expedia pursuant to the terms of this Agreement. Decolar shall take all reasonable steps to ensure that all End Users have agreed or consented to or are otherwise subject to appropriate data privacy policies which permit the transfer and retention of the Customer Personal Data of such End Users by Decolar to Expedia. Decolar further agrees that in case of Customer Personal Data that is collected, used, treated and/or retained in multiple jurisdictions, Decolar and its Affiliates shall apply to all such Customer Personal Data the strictest privacy Laws set forth in any of those jurisdictions.

5.1.2    Customer Personal Data.

(a)    Expedia acknowledges that, as between Expedia and Decolar, Decolar is the sole and exclusive owner of all Customer Personal Data relating to any End User originated via any Decolar Travel Solution (such Customer Personal Data, the “Decolar Customer Personal Data”). *** Expedia, its Affiliates and sublicensees shall not use

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

the Decolar Customer Personal Data for purposes of soliciting customers or performing marketing campaigns and shall abide by the confidentiality provisions set forth herein. Notwithstanding anything in this Agreement (including this Section 5.1.2(a)) to the contrary, to the extent required to comply with tax reporting requirements, Expedia shall have access to and shall be entitled to use any Decolar Customer Personal Data collected or received by Decolar or any of its Affiliates in connection with any and all Travel Products made available through the Expedia API.

(b)    Decolar acknowledges that, as between Decolar and Expedia, Expedia is the sole and exclusive owner of all Customer Personal Data relating to any End User originated via an Expedia Travel Solution (the “Expedia Customer Personal Data”). During the Term of this Agreement, Expedia hereby grants Decolar a worldwide, nonexclusive, royalty-free, sub-licensable right and license to use any Expedia Customer Personal Data imported to, integrated with or collected by Decolar via the Decolar Application, Decolar Platform or any Decolar Travel Solution, and to use the know-how and analytical results resulting therefrom in connection with the operation of the Decolar Travel Solution and the enhancement, improvement, and provision of the Decolar technology and derivatives thereof, without restriction. Decolar, its Affiliates and sublicensees shall not use the Expedia Customer Personal Data for purposes of soliciting customers or performing marketing campaigns, and shall abide by the confidentiality obligations set forth herein.

5.1.3    Transactional and Other Data.

(a)    Subject to Section 5.1.2(a), Decolar acknowledges that, as between Expedia and Decolar, Expedia is the sole and exclusive owner of all data collected or received by Expedia in connection with the operation of the Expedia Platform and any and all Expedia Travel Solutions and Expedia’s exercising of its rights and performance of its obligations hereunder, including any and all purchase and transactional data resulting from End User transactions on or through the Expedia Platform or an Expedia Travel Solution and notwithstanding the fact that any Decolar Customer Personal Data may be included in such transactional data (such as the name of an End User) (collectively, “Expedia Transactional Data”). For the avoidance of doubt, Expedia may retain and use any and all usage data and all analytics based on the Expedia Transactional Data.

(b)    Subject to Section 5.1.2(b), Expedia acknowledges that, as between Decolar and Expedia, Decolar is the sole and exclusive owner of all data collected or received by Decolar in connection with the operation of the Decolar Travel Solution and Decolar’s exercising of its rights and performance of its obligations hereunder, including any and all purchase and transactional data resulting from End User transactions on or through the Decolar Travel Solution and notwithstanding the fact that any Expedia Customer Personal Data may be included in such transactional data (such as the name of an End User) (collectively, “Decolar Transactional Data”). For the avoidance of doubt, Decolar may retain and use any and all usage data and all analytics based on the Decolar Transactional Data. Notwithstanding anything in this Agreement (including this Section 5.1.3(b)) to the contrary, to the extent required to comply with tax reporting requirements, Expedia shall have access to and shall be entitled to use any Decolar Transactional Data collected or received by Decolar or any of its Affiliates in connection with any and all Travel Products made available through the Expedia API.

5.2    Security.

5.2.1    *** (the “Payment Card Implementation”). Following the Payment Card Implementation, Decolar shall use commercially reasonable efforts to continue to abide by such requirements throughout the Term. If the Payment Card Implementation shall not have occurred on or prior to July 1, 2016, then Decolar shall pay to Expedia (i) from July 1, 2016 through September 1, 2016: $*** and (ii) after September 1, 2016: $***, for each week or portion thereof that the Payment Card Implementation has not occurred.

5.2.2    Decolar shall adopt and implement industry standard, and shall use reasonable best efforts to adopt and implement best-in-class, security policies, procedures and requirements, including those relating to the prevention and detection of fraud or other inappropriate use or access of systems and networks.

5.2.3    Penetration Testing.

(a)    During the Term, Expedia, its Affiliates or a third-party auditor appointed by Expedia or any of its Affiliates may carry out penetration testing of any environment that is part of Decolar’s information technology systems, including associated data, interfaces, databases, middleware, operating systems, network and storage infrastructure, peripherals, as well as third party software (whether packaged or not), and hardware required to operate the foregoing to identify and analyze any potential security vulnerabilities, flaw or operational weaknesses and review Decolar’s information security, data protection, disaster recovery, business continuity and confidentiality policies, procedures and safeguards, provided that it coordinates the conduct of such testing with Decolar and uses reasonable efforts to minimize the disruption to Decolar as a result of such testing. Expedia shall be permitted to conduct four (4) penetration tests in any rolling twelve (12)-month period.

(b)    In carrying out the penetration testing, Expedia may use a third party contractor to perform the tests provided that such third party contractor has entered into a non-disclosure agreement with Expedia regarding the conduct and results of the penetration test.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

(c)    Decolar will cooperate with Expedia in planning and performing penetration testing, as well as in the prompt remediation of any vulnerabilities detected as a result of penetration testing.

(d)    All costs of any penetration testing carried out pursuant to this Section 5.2.3 shall be borne and paid solely and in their entirety by Expedia.

6.    INTELLECTUAL PROPERTY; LICENSE

6.1    Display of Expedia Information. During the Term, in connection with all Expedia Travel Products made available for booking or otherwise displayed or listed on any Decolar Platform or Decolar Travel Solutions, Decolar shall display the appropriate trademark or copyright for third parties (including Travel Supply Providers), information about or content describing the Expedia Travel Products, its material terms and conditions, seller of travel designations, the cancellation policies, rules, disclosures, regulations, rates, prices, Taxes, Tax recovery charges, services fees and other charges and fees for all offered Expedia Travel Products, as provided by Expedia, without addition to, revision, deletion or change of any sort whatsoever (“Expedia Information”).

6.2    License to Trademarks and Materials. Subject to the terms of, and for the duration of this Agreement, each Party (the “Licensor”) hereby grants the other Party (the “Licensee”) a non-exclusive, non-transferable (except as provided in Section 15.11), royalty-free, worldwide license to use, distribute, reproduce, perform and display such of the Licensor’s and its Affiliates’ Trademarks and all images, text and other copyrighted materials (collectively, “Materials”) Licensor furnishes to Licensee for use under this Agreement.

6.3    Use of Trademarks and Materials. During the Term, each Party will (a) submit to the other Party all proposed uses (other than materials disseminated solely on an internal basis) of the other Party’s Trademarks or Materials, and (b) not publish or otherwise engage in any use of the other Party’s Trademarks or Materials without the other Party’s prior written consent. Each Party will comply with the other Party’s requirements regarding the format and placement of its Trademarks, including as set forth in any Trademark use guidelines provided in writing by the other Party. Neither Party will take any action to register or otherwise challenge or interfere with the other Party’s interests in its Trademarks. Unless specifically provided for herein, neither Party will adopt or otherwise use any Trademark that is similar to, or likely to be confused with, any of the other Party’s Trademarks. All goodwill from each Party’s use of the other Party’s Trademarks will inure to the benefit of the other Party.

6.4    License of Expedia Specifications. Subject to the terms of, and for the duration of this Agreement, Expedia hereby grants Decolar and its Affiliates a revocable, non-exclusive, non-transferable (except as provided in Section 15.11), non-sublicensable, royalty-free, worldwide license to: (a) use the Expedia Specifications solely for the purpose of developing the Decolar Application in accordance with the terms of this Agreement; and (b) use, distribute, reproduce, perform and display the Expedia Specifications as incorporated into the Decolar Application solely for use in connection with Decolar’s performance under this Agreement.

6.5    Voyager Tool.

6.5.1    Expedia hereby grants to Decolar and its Affiliates a revocable, non-exclusive, non-transferable (except as provided in Section 15.11), royalty-free, worldwide license to use the voyager tool developed by Expedia (“Voyager Tool”) solely for the purpose of providing customer care and support pursuant to Section 2.1.7 of this Agreement related to Expedia Travel Products and booking of Expedia Travel Products for End Users. Decolar may not use the Voyager Tool other than as specified in, and subject to, this Section 6.5 without the prior written consent of Expedia. Decolar has no right (and shall not permit any third party) to copy, adapt, reverse engineer, decompile, disassemble, modify, adapt or make error corrections to the Voyager Tool in whole or in part except to the extent that any reduction of the Voyager Tool to human readable form (whether by reverse engineering, decompilation or disassembly) is necessary for the purposes of integrating the operation of the Voyager Tool with the operation of other software or systems used by Decolar in furtherance of the business arrangement described herein.

6.5.2    Decolar hereby acknowledges that the Voyager Tool as well as all accompanying materials including training and other supporting documents (together the “Voyager Materials”) are the proprietary and confidential property of Expedia and Decolar shall not, without Expedia’s consent, disclose the Voyager Tool or the Voyager Materials as well as the existence and use of it by Decolar in any manner whatsoever, in whole or in part, and shall not be used other than as contemplated by this Agreement. Further, Decolar and its Affiliates will share the Voyager Tool or the Voyager Materials only with those persons within its company (and its advisors) who need to know the Voyager Tool or the Voyager Materials for the purpose of assisting in the performance of this Agreement and who are informed of, and agree to be bound by the terms hereof as if a party to, this Agreement. In addition, access to the Voyager Tool and Voyager Materials shall be limited to those users in receipt of access credentials provided by Expedia, which shall be strictly for use by the recipient only. Sharing of access credentials is strictly prohibited. Without prejudice to any other rights or remedies available to Expedia or its Affiliates, if Decolar is in material breach of this Section 6.6, Expedia will notify Decolar of such breach and allow Decolar ten days to remedy such breach. In the event that Decolar does not remedy such breach within ten days, Expedia may restrict access to the Voyager Tool and the Voyager Materials with immediate effect. Expedia shall have the right, in its sole discretion, to modify the access levels and permissions with respect to the actions Decolar and its Affiliates are permitted to take in connection with their use of the Voyager Tool.

6.6    Reservation of Rights. Each Party reserves all rights not expressly granted herein. As between the Parties: (a) Decolar is the owner of and reserves all right, title and interest in and to any Decolar Platform (other than Expedia’s Trademarks and Expedia’s Materials therein), the Decolar Travel Solutions, the Decolar API, the Decolar Application, Decolar’s Trademarks and all of Decolar’s Materials; and (b) Expedia is the owner of and reserves all right, title and interest in and to the Expedia Specifications, the Expedia API, Expedia Travel Solution, Expedia’s Trademarks and all Expedia’s Materials.

7.    REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1    Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other Party that:

7.1.1    it has all necessary corporate or similar power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement;

7.1.2    the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action;

7.1.3    this Agreement constitutes a valid and binding obligation enforceable against it in accordance with its terms (assuming due execution of this Agreement by the other Party), subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

7.1.4    the execution and delivery of this Agreement does not violate any Laws of any jurisdiction or the terms or conditions of any other contracts to which it is a party or by which it is otherwise bound; and

7.1.5    no approval, order, consent of or filing with any Governmental Authority is required on the part of such Party in connection with its execution and delivery of this Agreement or the performance of its obligations under this Agreement.

7.2    Sanctions Regimes. Each of Decolar, Decolar Parent and Guarantors represents and warrants that it is not and will not provide the Expedia Travel Products, or any information related thereto, to any entity incorporated in or resident in a country subject to economic or trade sanctions by the U.S. State Department or U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or are listed as a “Specially Designated National,” a “Specially Designated Global Terrorist,” a “Blocked Person,” or similar designation under the OFAC sanctions regime, except as permitted by law, license or exemption. Any material breach of this Section 7.2 arising from a Travel Booking shall be deemed a material breach of this Agreement, and Expedia may immediately terminate this Agreement unless such breach has been cured within ten (10) days of notice of its occurrence; provided that any notice of violation from OFAC reflecting the misuse of Expedia Travel Products, or other final judgment indicating a breach of this Section 7.2, shall be considered a material breach of this representation unless the result of a voluntary self-disclosure notice by Decolar, Decolar Parent or the Guarantors as soon as practicable following becoming aware of any OFAC violation.

7.3    Compliance with Laws. Each Party represents and warrants that it shall comply in all material respects with all Laws, including Privacy Laws, applicable to the performance of such Party’s obligations pursuant to this Agreement.

7.4    EXPEDIA DISCLAIMER. THE EXPEDIA SPECIFICATIONS, TRAVEL PRODUCTS AND THE EXPEDIA API ARE PROVIDED BY EXPEDIA AND ITS AFFILIATES “AS IS” AND WHERE AVAILABLE, AND NEITHER EXPEDIA NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO THE SAME. EXPEDIA AND ITS AFFILIATES EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES, OBLIGATIONS AND LIABILITIES ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE EXPEDIA SPECIFICATIONS, THE EXPEDIA API AND THE EXPEDIA TRAVEL PRODUCTS, INCLUDING WITHOUT LIMITATION ANY: (a) IMPLIED WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE; (b) IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; OR (c) IMPLIED WARRANTY OF NON-INFRINGEMENT. Neither Expedia nor any of its Affiliates will have any liability to Decolar or any of its Affiliates or any End User relating to: (a) any failure of the systems of Expedia or its Affiliates or any third party that results in the failure or inability to process a Transaction; (b) the quality of the Expedia Travel Products provided by Travel Supply Providers to Customers; or (c) Decolar’s failure to meet its payment obligations.

7.5    DECOLAR DISCLAIMER. THE DECOLAR TRAVEL PRODUCTS AND THE DECOLAR API ARE PROVIDED BY DECOLAR AND ITS AFFILIATES “AS IS” AND WHERE AVAILABLE, AND NEITHER DECOLAR NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO THE SAME. DECOLAR AND ITS AFFILIATES EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES, OBLIGATIONS AND LIABILITIES ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE DECOLAR SPECIFICATIONS, THE DECOLAR API AND THE DECOLAR TRAVEL PRODUCTS, INCLUDING WITHOUT LIMITATION ANY: (a) IMPLIED WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE; (b) IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; OR (c) IMPLIED WARRANTY OF NON-INFRINGEMENT. Neither Decolar nor any of its Affiliates will have any liability to Expedia or any of its Affiliates or any End User relating to: (a) any failure of the systems of Decolar or its Affiliates or any third party that results in the failure or inability to process a Transaction; (b) the quality of the Decolar Travel Products provided by Travel Supply Providers to Customers; or (c) Expedia’s failure to meet its payment obligations.

8.    COMPLIANCE; PROHIBITED ACTIVITIES; TERMS AND CONDITIONS; ADDITIONAL COVENANTS

8.1    Licenses and Consents. Other than to the extent Expedia Travel Products are made available to book in single transactions unrelated to the booking of any other travel product or service, Decolar undertakes and warrants to Expedia that Decolar, and not Expedia or its Affiliates, shall be solely responsible for obtaining and maintaining all licenses, consents and other permissions (each, if any and whether regulatory or otherwise) and all financial security arrangements necessary for the performance of its obligations under this Agreement in respect of bookings of Expedia Travel Products in combination with other travel products and services provided and/or arranged by Decolar or any third party, including as part of a Packaged Product. Decolar shall be solely responsible for its own costs of complying with this Section 8.1.

8.2    Expedia Licenses and Consents. Other than to the extent Decolar Travel Products are made available to book in single transactions unrelated to the booking of any other travel product or service, Expedia undertakes and warrants to Decolar that Expedia, and not Decolar or its Affiliates, shall be solely responsible for obtaining and maintaining all licenses, consents and other permissions (each, if any and whether regulatory or otherwise) and all financial security arrangements necessary for the performance of its obligations under this Agreement in respect of bookings of Decolar Travel Products in combination with other travel products and services provided and/or arranged by Expedia or any third party, including as part of a Packaged Product. Expedia shall be solely responsible for its own costs of complying with this Section 8.2.

8.3    Prohibited Activities. Decolar covenants that during the Term of this Agreement, it will not: (a) send unsolicited bulk e-mail or engage in other unethical or illegal marketing activities; (b) place material on any site linked to any site of Expedia that is inappropriate for general and family viewing (e.g., sexually explicit materials, materials advocating violence or hatred, or any material the display of which may be unlawful in any state); or (c) mislead or misrepresent to consumers as to the origin, affiliation or nature of its Websites, products or services. Decolar will allow and will take reasonable steps to prevent any direct or indirect extraction, repurposing and/or aggregation of the Travel Product data made available to Decolar under this Agreement (e.g., inclusion of Travel Product data in consolidated third party search results) without the prior written consent of Expedia. Decolar will not, without written consent from Expedia, use, publish or display any data, materials or other content from any Website owned or operated by Expedia or its Affiliates which is not received through the Expedia API.

8.4    Restrictions.

8.4.1    Decolar Restrictions. From and after the date of this Agreement, the following restrictions shall apply to Decolar.

(a)    Predatory Advertising. Decolar will not use and will prohibit the use of Decolar Predatory advertising methods in connection with the operation or promotion of the Decolar Platform, any Decolar Travel Solution(s) and the Decolar Application. “Decolar Predatory” advertising means any method that creates or overlays links or banners on Websites, mobile devices, social media or any other channel through which the Decolar Application allows access to the Expedia Travel Product (each a “Decolar Channel”), spawns browser windows, or any method invented to generate traffic from a Decolar Channel without that Decolar Channel owner’s knowledge, permission, and participation (e.g., keyword parsing browser plugins such as TopText and +Surf, banner replacement technology such as Gator, browser spawning technology that is not Website dependent).

(b)    Restrictions on Online Use and Keyword Advertising. Decolar represents and warrants to Expedia that except for the limited, personal right to use Expedia’s Trademarks as set forth in this Agreement, or according to applicable Law, Decolar shall not register, display or use in any context or manner (directly or indirectly), any Expedia Trademark (including, without limitation, any misspelling, variant, translation, transliteration or script substantially similar or confusingly similar thereto), in any manner whatsoever (including without limitation, in any search engine marketing or optimization, in any domain name, social media handle, any other online/offline marketing, promotional activities or advertising, press releases, etc.) without first obtaining prior written approval from Expedia. Without limiting the foregoing, Decolar shall not engage in any paid marketing or promotional activities that have as their purpose to intentionally and knowingly divert customers or traffic specifically from Expedia or its Affiliates, and Decolar will not bid on any names that are present in URLs or Trademarks owned or used by Expedia or its Affiliates or any Expedia Travel Supply Provider, in each case in respect of the following brand names: “Expedia”, “Expedia.co”, “Expedia.com”, “hotels.com”, “hoteles.com” “hotel.com”, “hotels.co”, “hotel.co”, “venere”, “venere.com”, “hotwire”, “hotwire.com”, “egencia”, “trivago”, “carrentals.com”, “travelnow.com”, “condosavers.com”, “orlando.com” and “vacationspot.com (and any misspelling or substantially similar or confusingly similar version thereof) for placement in any cost per click search engine or other search engine, search marketing platform or social media platform in which listing order or display is determined by payment to the search engine or other third party. Further, Decolar will not use any Trademarks or names that are present in URLs owned by Expedia or its Affiliates, in each case in respect of the following brand names: “Expedia”, “Expedia.co”, “Expedia.com”, “hotels.com”, “hoteles.com” “hotel.com”, “hotels.co”, “hotel.co”, “venere”, “venere.com”, “hotwire”, “hotwire.com”, “egencia”, “trivago”, “carrentals.com”, “travelnow.com”, “condosavers.com”, “orlando.com” and “vacationspot.com (and any misspelling or substantially similar or confusingly similar version thereof), in keyword meta tags on any pages of the Decolar Website(s) or any other Websites or channels owned and/or operated by Decolar. If Expedia or its Affiliates receive a request from its or their suppliers requesting that Decolar cease bidding on a supplier Trademark or name or names present in a URL owned by such supplier, then Decolar will, at the request of Expedia, either (i) cease bidding upon such name or names or (ii) cease sourcing supplier’s inventory from Expedia and notify Expedia in writing of the same (it being agreed that such cessation shall in no way affect Decolar’s obligations and restrictions under this Agreement).

(c)    Third Parties. Decolar’s rights hereunder are subject in all respects to the terms of any agreement or other arrangement between Expedia or its applicable Affiliates, on the one hand, and any third-party supplier (e.g., travel supply provider, technology provider, or service provider), and Decolar shall comply with the terms of such agreement to the extent Expedia communicates to Decolar in advance such terms or restrictions contained in such agreement or the general principles underlying such terms or restrictions with reasonable specificity for purposes of allowing Decolar to comply therewith. The Parties will cooperate to enable Expedia to communicate the restrictions set forth in such agreements or the general principles underlying such terms and restrictions to Decolar and to enable the Parties to address any issues of non-compliance by Decolar with such agreements. To the extent Decolar or any of its Affiliates or representatives breach any term or restriction of any agreement or arrangement to which the first sentence of this Section 8.4.1 applies, Expedia and its Affiliates shall have the right to immediately suspend that feature or other aspect of the services to which such breach relates until such time as the breach is cured or is otherwise addressed to the reasonable satisfaction of Expedia, upon which (to the extent permitted by the applicable contract) Expedia shall promptly restore the feature or other aspect of the service.

(d)    Priceline Group. Notwithstanding anything to the contrary in this Agreement, prior to the Initial Offering (as defined in the Investors’ Rights Agreement) and until the date that is the third (3rd) anniversary of the closing of the Initial Offering (as defined in the Investors’ Rights Agreement), no Restricted Party (as defined in the Investors’ Rights Agreement) shall (by amendment, merger, consolidation or otherwise), without first obtaining the approval of Expedia Parent, enter into any commercial arrangement, Contract (as defined in the Investors’ Rights Agreement), financing arrangement, business combination, partnership, joint venture or any other strategic transaction or arrangement whatsoever with the Priceline Group, or directly or indirectly receive the benefit of, or access to, any Contract, transaction or arrangement that any third party may have with the Priceline Group which has the effect of circumventing the restrictions set forth in this Section 8.4.1(d). None of Decolar Parent, any Subsidiary or controlled Affiliate thereof shall take any actions, or fail to take any action, which would reasonably be expected to conflict with or frustrate the purpose and intent of this Section 8.4.1(d). This obligations under this Section 8.4.1(d) shall not survive the termination of this Agreement.

8.4.2    Expedia Restrictions. From and after the date of this Agreement, the following restrictions shall apply to Expedia.

(a)    Restrictions on Online Use and Keyword Advertising. Expedia represents and warrants to Decolar that except for the limited, personal right to use Decolar’s Trademarks as set forth in this Agreement, or according to applicable Law, Expedia shall not register, display or use in any context or manner (directly or indirectly), the Decolar Trademarks (including, without limitation, any misspelling, variant, translation, transliteration or script substantial similar or confusingly similar thereto), in any manner whatsoever (including without limitation, in any search engine marketing or optimization, in any domain name, social media handle, any other online/offline marketing, promotional activities or advertising, press releases, etc.) without first obtaining prior written approval from Decolar. Without limiting the foregoing, Expedia shall not engage in any paid marketing or promotional activities that have as their purpose to intentionally and knowingly divert customers or traffic specifically from Decolar or its Affiliates, and Expedia will not bid on any names that are present in URLs or Trademarks owned or used by Decolar or its Affiliates or any Decolar Travel Supply Provider, in each case in respect of the following brand names: “Despegar”, “Despegar.com”; “Decolar”, “Decolar.com”

and all related domain extensions (including, without limitation, any misspelling or substantially similar or confusingly similar version thereof), for placement in any cost per click search engine or other search engine, search marketing platform or social media platform in which listing order or display is determined by payment to the search engine or other third party. Further, Expedia will not use any Trademarks or names that are present in URLs owned by Decolar or its Affiliates, in each case in respect of the following brand names: “Despegar”, “Despegar.com”; “Decolar”, “Decolar.com” and all related domain extensions (including, without limitation, any misspelling or substantially similar or confusingly similar version thereof)., in keyword meta tags on any pages of the Expedia Website(s) or any other Websites or channels owned and/or operated by Expedia. If Decolar or its Affiliates receive a request from its or their suppliers requesting that Expedia cease bidding on a supplier Trademark or name or names present in a URL owned by such supplier, then Expedia will, at the request of Decolar, either (i) cease bidding upon such name or names or (ii) cease sourcing supplier’s inventory from Expedia and notify Decolar of such in writing.

8.5    Opaque Bookings. Decolar will: (a) not display nor make available Opaque Bookings to customers for booking except as part of Packaged Products and (b) not display separate pricing of Opaque Bookings to customers at any time during the booking or confirmation processes; and (c) ensure that the final booking price for an Opaque Booking is equal to the Room Rate provided to Decolar by Expedia (provided that Decolar remains responsible for the final price of the Packaged Product). *** Without prejudice to any other rights or remedies available to Expedia or its Affiliates, if Decolar is in material breach of this Section 8.5, Expedia will notify Decolar of such breach and allow Decolar three (3) Business Days to remedy such breach. If Decolar does not remedy such breach within three (3) Business Days, Expedia may restrict access to Opaque Collect Bookings with immediate effect and, if any Travel Supply Provider terminates its agreement with Expedia as a result of such breach, Expedia may permanently restrict access to such Opaque Collect Bookings. In addition, Expedia may from time to time require Decolar at its own cost to demonstrate its ongoing compliance with this Section 8.6. Decolar shall upon written request from Expedia, send copies of booking confirmations, booking details and give access to such other information, systems and/or documentation as is reasonably necessary to demonstrate the Booking Company’s compliance. Failure by Decolar to permit such audit shall be deemed a breach of this Section 8.5.

8.6    Expedia Terms and Conditions. In connection with the making available of and booking of the Expedia Travel Products by End Users via the Expedia API on or to a Decolar Travel Solution or through the Decolar Application or Decolar Platform, Decolar undertakes that the following terms and conditions will be reflected in the terms and conditions or privacy policy (as applicable) under which Decolar will make available the Expedia Travel Products to the End Users via any Decolar Travel Solution or through the Decolar Application or Decolar Platform.

***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

(a)    Cancellation Policy. The End User agrees that the accommodation booking made is subject to the cancellation policy set out in the booking page.

(b)    Contracting Party. The End User acknowledges and agrees that: (1) Travelscape, LLC is the supplier to the End User in respect of an Affiliate-Collect Booking or Expedia-Sourced Travel Booking; (2) in the case of rooms booked as part of a Packaged Product, Decolar shall operate as the Merchant of Record and Travelscape, LLC shall be the supplier to the End User and (3) the applicable Travel Supply Provider is the supplier to the End User in respect of a Property-Collect Booking.

(c)    Personal Data. The End User agrees that Decolar may transfer personal data belonging to the customer and other persons on behalf of whom the customer is making a booking of Expedia Travel Products to Expedia and/or its Affiliates for the purposes of facilitating the booking and providing after sales support (if any) of those Expedia Travel Products. These companies may be based outside of the country in which the End User resides and/or the country in which the information is collected and may not have the equivalent data protection standards to those where the information is originally located.

8.7    Decolar Terms and Conditions. In connection with the making available of and booking of the Decolar Travel Products by End Users via the Decolar API and Expedia Application, Expedia undertakes that the cancellation policy terms and conditions will substantially be reflected in the terms and conditions and privacy policy (as applicable) under which Expedia will make available the Decolar Travel Products to the End Users via any Expedia Platform. Expedia will be solely liable for any variation between the cancellation policies provided to Expedia by Decolar and those that are offered by Expedia to the End Users or displayed on the Expedia Platform.

8.8    Insurance. Decolar agrees to obtain as soon as reasonably practicable following the date of this Agreement, and in any event to obtain no later than ninety (90) days, to the extent it is commercially reasonable to do so, customary casualty insurance coverage in effect in respect of its operations in an amount that is consistent with best industry practice. Once obtained, Decolar shall maintain such insurance coverage during the Term, and to the extent permitted by Law, Decolar shall (i) name Expedia as an additional insured on any liability insurance policies on which it pays premiums, and deliver to Expedia certificates of insurance that verify compliance with the preceding clause, or (ii) provide other evidence of insurance acceptable to Expedia in its sole discretion that indicates that Expedia will be covered by their insurance in the event of a claim relating to this Agreement.

8.9    Expedia Actions. Expedia Parent agrees to take all necessary actions to cause Expedia to perform its obligations under this Agreement. To the extent that Expedia is the beneficiary of any obligation under this Agreement, it shall be an express third-party beneficiary hereof and shall have the right to enforce the obligations owed to it hereunder.

9.    INDEMNIFICATION

9.1    Indemnification by Expedia. Expedia Parent shall indemnify, defend and hold harmless Decolar, its Affiliates and its and their respective directors, officers, employees, agents, subcontractors and assigns (collectively, the “Decolar Indemnified Parties”) from and against any and all claims, suits, actions, demands, and proceedings of any kind threatened, asserted or filed by any third Person (collectively “Claims”) against any Decolar Indemnified Party and any damages, losses, expenses, liabilities or costs of any kind (including reasonable legal fees, witness fees and court costs) incurred in connection with such Claims, arising out of or relating to:

9.1.1    any infringement or misappropriation, or alleged infringement or misappropriation, of any Intellectual Property Right of a third Person arising from Decolar’s or Expedia’s use, sale, display, performance, distribution, or other exploitation of the Expedia Travel Products or Expedia Trademarks, including the rights and licenses granted under Section 6 hereof;

9.1.2    any breach by Expedia of its representations and warranties under Section 7.1 or 7.3;

9.1.3    any contracts or arrangements between any third Person and Expedia and any of its Affiliates, including any breach or alleged breach of the terms or conditions of such contracts and/or arrangements;

9.1.4    any display or use of the Decolar Travel Products that is not in accordance with the terms of this Agreement or in compliance with Laws;

9.1.5    any gross negligence, willful misconduct, or other acts or omissions of Expedia or its Affiliates; and

9.1.6    any liabilities of Expedia for Taxes and Unclaimed Property Liabilities, including any liabilities for Taxes and Unclaimed Property Liabilities for which Expedia is responsible pursuant to the terms of this Agreement, but excluding any liabilities for Taxes and Unclaimed Property Liabilities for which Decolar is responsible pursuant to this Agreement.

9.2    Indemnification by Decolar. Decolar Parent shall indemnify, defend and hold harmless Expedia, its Affiliates and its and their respective directors, officers, employees, agents, subcontractors and assigns (collectively, the “Expedia Indemnified Parties”) from and against any and all Claims against any Expedia Indemnified Party and any damages, losses, expenses, liabilities or costs of any kind (including reasonable legal fees, witness fees and court costs) incurred in connection with such Claims, arising out of or relating to Expedia:

9.2.1    any infringement or misappropriation, or alleged infringement or misappropriation, of any Intellectual Property Right of a third Person arising from Expedia’s use, sale, display, performance, distribution, or other exploitation of the Decolar Travel Products and Decolar Trademarks, including the rights and licenses granted under Section 6 hereof;

9.2.2    any breach by Decolar of its representations and warranties under Section 7.1, 7.2 or 7.3;

9.2.3    any breach by Decolar, its Affiliates or any third party to which Decolar is allowed to redistribute Expedia Travel Products, of the terms of its third party or Expedia’s Travel Supply Providers’ supplier contracts;

9.2.4    any display or use of the Expedia Information or the Expedia Travel Products that is not in accordance with the terms of this Agreement or in compliance with Laws;

9.2.5    any gross negligence, willful misconduct, or other acts or omissions of Decolar or its Affiliates;

9.2.6    any liabilities of Decolar for Taxes and Unclaimed Property Liabilities, including any liabilities for Taxes and Unclaimed Property Liabilities for which Decolar is responsible pursuant to the terms of this Agreement, but excluding any liabilities for Taxes and Unclaimed Property Liabilities for which Expedia is responsible pursuant to this Agreement; and

9.2.7    any breach by Decolar or its Affiliates, or any third party to which Decolar is allowed to redistribute Expedia Travel Products, of the terms set forth in Section 8.

9.3    Process. If either Party seeks indemnification (the “Indemnified Party”) from the other Party (the “Indemnifying Party”) pursuant to Section 9.1 or Section 9.2, as applicable, the Indemnified Party shall: (a) give prompt written notice to the Indemnifying Party of the Claim; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 9 except to the extent that it has been materially prejudiced by such failure; and (b) grant to the Indemnifying Party sole control of the defense or settlement of such Claim; provided, however, that (x) Expedia Parent shall control any Claims relating to Expedia Travel Solution Taxes, Expedia Incremental Taxes and Expedia Travel Unclaimed Property Liabilities and shall keep Decolar reasonably informed about material developments with respect to such Claims as reasonably requested by Decolar and (y) except with respect to Claims relating to Taxes described in clause (x) above, the Indemnifying Party shall not settle any Claim without the Indemnified Party’s prior written approval (not to be unreasonably withheld) where such settlement would involve an admission of wrongdoing by or result in continuing liability for the Claim on the Indemnified Party. The Indemnified Party shall, at the Indemnifying Party’s expense, reasonably cooperate with the Indemnifying Party in the provision of any information or assistance reasonably requested by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party advised of the status of any such Claim and of its defense or settlement negotiation efforts, and shall afford the Indemnified Party a reasonable opportunity to review and comment on significant actions planned to be taken by the Indemnifying Party on behalf of the Indemnified Party. The Indemnified Party shall have the right to select its own counsel to participate at its own expense in any such defense without waiving the indemnification provided by the Indemnifying Party; provided, however, that the Indemnifying Party retains sole control of the defense and, solely with respect to the payment of monetary amounts and not with respect to any admission of liability or other requirement, the settlement of such Claim to the extent covered by the indemnification provided herein.

9.4    Travel Solution Taxes

9.4.1    For any Expedia-Sourced Travel Bookings booked after the date of this Agreement, the Parties agree and acknowledge that (i) all Expedia Travel Solution Taxes shall be borne by Decolar in the same proportion as the Marketing Fee (not taking into account any reduction pursuant to Section 9.4.2, any right of set-off or otherwise) bears to Gross Profit and (ii) all Expedia Incremental Taxes that are Travel Solution Taxes will be borne solely by Decolar. Notwithstanding anything to the contrary in this Agreement, including other subsections of this Section 9, (a) neither Party shall be required to indemnify, defend or hold harmless the other Party or its Affiliates or its and their respective directors, officers, employees, agents, subcontractors and assigns for Travel Taxes (including Expedia Travel Solution Taxes) or Losses related to Travel Taxes except pursuant to Section 9.1.6, Section 9.2.6 and this Section 9.4, and (b) the indemnity obligations of the Parties with respect to Travel Taxes are subject to this Section 9.4.1.

9.4.2    Payments

(a)    Decolar’s share of any and all Expedia Travel Solution Taxes, and any and all Expedia Incremental Taxes that are Travel Solution Taxes, in each case, no matter when incurred, assessed or otherwise paid, will be taken into account in determining, and will reduce, the Marketing Fees paid to Decolar pursuant to Section 3.2; provided that, for the avoidance of doubt, Decolar will not also have to pay any such Expedia Travel Solution Taxes or Expedia Incremental Taxes that are Travel Solution Taxes (to the extent taken into account to reduce the Marketing Fees paid to Decolar) directly to a taxing authority.

(b)    Each Party will be responsible for Travel Taxes (not including Expedia Travel Solution Taxes and Expedia Incremental Taxes) with respect to its own bookings and shall indemnify the other Party for such non-Expedia Travel Solution/Incremental Travel Taxes.

9.4.3    Except as set forth in this Section 9.4.3, each of the Parties is responsible for defending Claims against it or its Affiliates for Travel Taxes that are not Expedia Travel Solution Taxes or Expedia Incremental Taxes. Each Party is also responsible for defending Claims filed against it before the date of this Agreement. If, after the date of this Agreement, a Claim is filed against Decolar (i) that includes Expedia Travel Solution Taxes and other Travel Taxes (including with respect to bookings of Decolar made after the Term), Decolar is responsible for defending that Claim to the extent it relates to such other Travel Taxes, and Expedia is responsible for defending that Claim to the extent it relates to Expedia Travel Solution Taxes, or (ii) that includes Expedia Incremental Taxes and other Travel Taxes (including with respect to bookings of Decolar made after the Term), Decolar is responsible for defending that Claim to the extent it relates to such other Travel Taxes and Expedia is responsible for defending that Claim to the extent it relates to Expedia Incremental Taxes, or (iii) solely with respect to bookings of Decolar other than Transactions (and not relating to any Expedia Travel Solution Taxes or Expedia Incremental Taxes), Decolar is responsible for defending that Claim. For the avoidance of doubt and notwithstanding anything herein to the contrary, Expedia shall have the sole right to control the conduct of any Claim (or portion thereof) in respect of or relating to Expedia Travel Solution Taxes or Expedia Incremental Taxes and any Claim filed against Expedia or any of its Affiliates. Subject to the cost-sharing provisions set forth in Section 9.4.4, the Party responsible for defending the Claim will bear the cost and expenses of defending that Claim. The Parties will cooperate with each other to provide all transaction, data, contracts with third-party suppliers and other information with respect to relevant bookings.

9.4.4    Each Party shall provide prompt notice to the other Party with respect to any audit or inquiry by a Governmental Authority, or other contest with respect to any Expedia Travel Solution Tax or Expedia Incremental Tax. Notwithstanding anything to the contrary contained herein, (i) if, pursuant to Section 9.4.3, Expedia is responsible for defending and controlling a Claim that includes only Expedia Travel Solution Taxes, then Decolar will be financially responsible for the costs and expenses incurred by Expedia in connection with such Claim in the same proportion as the Marketing Fee paid to Decolar for the periods to which such Expedia Travel Solution Taxes relate (not taking into account any reduction pursuant to Section 9.4.2, any right of set-off or otherwise) bears to Gross Profit for the periods to which such Expedia Travel Solution Taxes relate and (ii) if, pursuant to Section 9.4.3, Expedia is responsible for defending and controlling a Claim that includes both Transactions and bookings other than Transactions, then each Party will be financially responsible for the percentage of the costs and expenses incurred by Expedia equal to the quotient of (x) the number of such Party’s bookings other than Transactions for the period at issue in such contest, (y) divided by the total number of Transactions and bookings other than Transactions at issue in such contest for the same period. In addition, Decolar shall also pay a portion of the costs and expenses incurred by Expedia related to defending the portion of any such Claim that relates to Transactions. The amount of such additional costs and expenses to be paid by Decolar will be an amount equal to (x) the quotient of (i) the total number of Transactions for the period at issue in such contest, divided by (ii) the total number of Transactions and bookings other than Transactions at issue in such contest for the same period, (y) multiplied by the percentage obtained by dividing the Marketing Fee paid to Decolar with respect to the same period by the Gross Profit with respect to such period, (z) multiplied by the costs and expenses incurred by Expedia. Notwithstanding any of the foregoing or anything else herein to the contrary, Decolar shall be financially responsible for any and all costs and expenses incurred by Expedia relating to the defense and conduct of any Claim (or portion thereof) that relates to Expedia Incremental Taxes (and the application of the foregoing provisions of this Section 9.4.4 shall be appropriately modified to give effect to this sentence). Any reimbursement of legal fees to be paid by one Party to the other Party pursuant to this Section 9.4.4 shall be paid within thirty (30) days of receiving a copy of the invoices provided to the controlling party for such fees and confirmation from the controlling party that it is required to pay such fees.

9.4.5    The Parties acknowledge and agree that Expedia shall determine, in its discretion, the amount of, and any requirements to withhold, collect or remit, any Expedia Travel Solution Taxes and any Expedia Incremental Taxes and shall take all actions it deems necessary or appropriate in connection therewith. Subject to the preceding sentence, Decolar (or its relevant Affiliate) shall collect any and all Expedia Travel Solution Taxes and Expedia Incremental Taxes (in its capacity as Merchant of Record), prepare and timely file all Tax Returns required to be filed by Decolar or its relevant Affiliate to any Expedia Travel Solution Taxes or Expedia Incremental Taxes and timely remit the Taxes shown as due on such Tax Returns. If Decolar is required by Law to file any such Tax Returns, subject to the first sentence of this Section 9.4.5, the Parties shall cooperate in good faith and in a commercially reasonable manner to determine the appropriate course of action. The Parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any Expedia Travel Solution Taxes or Expedia Incremental Taxes.

9.4.6    Notwithstanding anything herein to the contrary, Decolar shall not be entitled to control the defense or settlement of any Claim relating to Expedia Travel Solution Taxes, Expedia Incremental Taxes or Expedia Travel Unclaimed Property Liabilities, or, unless required by applicable Law, participate in the defense of such Claim. With respect to any liability or potential liability for Expedia Travel Solution Taxes, Expedia Incremental Taxes or Expedia Travel Unclaimed Property Liabilities (and, in each case, any Losses relating thereto) for which Expedia has established a reserve pursuant to FASB Accounting Standards Codification 450, or any successor thereto, as amended or revised from time to time, in accordance with the Accounting Policies and Procedures (a “Reserved Liability”), Decolar shall not be entitled to dispute, except pursuant to the audit rights provided under Section 3.4 of this Agreement, the amount of its share of such Expedia Travel Solution Taxes, Expedia Incremental Taxes or Expedia Travel Unclaimed Property Liabilities determined by Expedia pursuant to this Section 9.4.6 or Section 12.2 relating to such Reserved Liability. As soon as commercially practicable after the end of each fiscal quarter, Expedia shall inform Decolar of the aggregate amount of any Reserved Liabilities, as well as the aggregate amount of any Reserved Liabilities that have been released. Notwithstanding anything to the contrary in this Agreement, none of Expedia, its Affiliates or its Representatives shall be required to disclose any information relating to the foregoing to Decolar, its Affiliates, its Representatives or any other third party if such disclosure would, on advice of Expedia’s counsel: (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement. Upon Expedia’s reasonable request in connection with any audit of Expedia’s financial statements, Decolar will confirm in writing its liability for its share of any Expedia Travel Solution Taxes, Expedia Incremental Taxes and Expedia Travel Unclaimed Property Liabilities (and in each case, any Losses relating thereto) determined by Expedia pursuant to this Section 9.4.6 or Section 12.2 relating to any such Reserved Liability. Decolar’s liability for its share of any Expedia Travel Solution Taxes, Expedia Incremental Taxes and Expedia Travel Unclaimed Property Liabilities (and, in each case, any Losses relating thereto) shall survive the termination of this Agreement. Without limiting Expedia’s rights pursuant to this Section 9 or Section 12, with respect to any Reserved Liability, Decolar will pay its share of such Expedia Travel Solution Taxes, Expedia Incremental Taxes and Expedia Travel Unclaimed Property Liabilities (and, in each case, any Losses relating thereto) within ten (10) days of written notice of a Final

Determination with respect to such Reserved Liability, regardless of whether such Final Determination occurs before or after termination of this Agreement; provided, however, that Decolar shall not be required to pay any amount pursuant to this Section 9.4.6 until such time as Expedia is actually required to pay such Taxes to the relevant Governmental Authority. Nothing in this Section 9.4.6 shall be interpreted as limiting Expedia’s rights under this Agreement to reduce, or offset any amounts against, the Marketing Fee Payable to Decolar. For the avoidance of doubt, this Agreement, including this Section 9.4.6, except as otherwise provided in Section 9.4.3, allows Decolar to control the defense or settlement of any Claim relating to bookings of Decolar that are not Transactions, whether made prior to, during or after the Term.

10.    LIMITATION OF LIABILITY

10.1    Disclaimer of Consequential Damages. IN NO EVENT WILL ANY PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY NATURE, INCLUDING FOR ANY LOST REVENUE OR LOST PROFITS OR ANY COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY; PROVIDED, HOWEVER, THAT THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 10 SHALL NOT APPLY TO ANY LIABILITY OF A PARTY ARISING FROM (a) SUCH PARTY’S FRAUD, INTENTIONAL MISREPRESENTATION, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (b) AN AWARD OF DAMAGES AGAINST AN INDEMNIFIED PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM OR (c) ANY AMOUNT OF DAMAGES SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT. THE TOTAL AGGREGATE LIABILITY OF EXPEDIA FOR ALL CLAIMS ARISING IN CONTRACT, EQUITY OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT) ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL NOT EXCEED THE GREATER OF: (A) THE TOTAL MARKETING FEES PAID OR PAYABLE BY EXPEDIA TO DECOLAR UNDER THIS AGREEMENT IN THE MOST RECENT TWELVE (12) MONTH PERIOD PRECEDING THE EVENTS GIVING RISE TO SUCH LIABILITY; AND (B) ONE-HUNDRED THOUSAND DOLLARS ($100,000).

11.    TERM AND TERMINATION

11.1    Term. The initial term of this Agreement will commence on the date of this Agreement and will continue until terminated in accordance with its terms (the “Term”).

11.2    Termination.

11.2.1    Mutual Termination. This Agreement may be terminated at any time by the mutual written consent of Expedia and Decolar.

11.2.2    Termination by Decolar. This agreement may be terminated by Decolar by providing written notice of such termination to Expedia in the following circumstances:

(a)    Transaction Shares. On or after the first date on which Expedia or any of its Affiliates ceases, collectively, to hold all of the Transaction Shares, unless the disposition of such Transaction Shares was (i) approved by a majority of the Decolar board of directors that were not designated by Expedia, (ii) involuntary or (iii) the result of an action taken by Decolar or any of its Affiliates (e.g., a stock buyback, reverse stock split, merger, share exchange or other transaction resulting in the change in form of the Transaction Shares).

(b)    Obligations under Other Transaction Agreements. If Expedia or any of its Affiliates materially breaches its obligation under Section 3.14 of the Investors’ Rights Agreement, which such breach is not cured within 60 days’ written notice.

(c)    Seventh Anniversary. On or after the seventh anniversary of the date of this Agreement, if concurrently with such termination Decolar pays, or causes to be paid to Expedia by wire transfer of immediately available funds, an amount equal to $125 million.

(d)    Minimum Service Level. The Expedia API is at all times non-responsive to the Decolar Application for a period of three consecutive months.

(e)    Material Breach. If Expedia materially breaches or defaults in the performance of, or fails to perform in a material manner, any of the following obligations, and such default is not remedied within thirty (30) days of the receipt of written notice from Decolar:

(i)	the obligation to make any payment when due hereunder.

11.2.3    Termination by Expedia. This agreement may be terminated by Expedia by providing written notice of such termination (specifying the date on which such termination is to occur) to Decolar in the following circumstances:

(a)    Obligations under Other Transaction Agreements. If Decolar or any of its Affiliates materially breaches its obligations under any other Transaction Agreement (it being agreed that any breach of Section 3.7(b) of the Investors’ Rights Agreement shall be deemed to be material).

(b)    Minimum Bookings. If there occurs a Bookings Shortfall of more than 10% by Decolar in three (3) consecutive months or in any three (3) months within a six (6)-month period.

(c)    Change of Control of Decolar. If a Change of Control occurs, provided that for the purposes of this Section 11.2.3(c), the date specified in the written notice of termination shall occur no sooner than three (3) months after the date that such Change of Control occurs, and after such termination, Expedia shall consider reasonable extensions of such date up to an aggregate of six (6) months from the date of the termination notice to provide additional time for the integration of a new lodging supplier (any such period which this Agreement continues pursuant to this Section 11.2.3(c), the “Transition Term”); provided, further, that if Expedia terminates this Agreement pursuant to this Section 11.2.3(c), then during the Transition Term and any time thereafter, (i) Decolar shall not disclose, make available or otherwise provide any Expedia Customer Personal Data, or any analytics derived therefrom, to any Strategic Party, any direct or indirect Affiliate of a Strategic Party, or their respective directors, employees, managers or representatives; and (ii) any Strategic Party that acquires Decolar will have no right to modify, amend or otherwise revise any of the terms of this Agreement.

(d)    Marketing Fees. If the Marketing Fees payable by Expedia are less than $5 million over a six (6)-month period.

(e)    Material Breach. If Decolar materially defaults in the performance of, or fails to perform in a material manner, any of the following obligations, and such default is not remedied within thirty (30) days of the receipt of written notice from Decolar:

(i)	the obligation to make any payment when due hereunder;

(ii)	the obligation that Decolar’s representation set forth in Section 7.2 (Sanctions Regimes) be true and correct; and

(iii)	the obligations under Section 6.1, Section 8.1, Section 8.3, Section 8.4(d), Section 8.6 and Section 8.8.

11.3    Effect of Termination; Survival.

11.3.1    Upon the expiration of the Term, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party with respect thereto, except (a) any provision which expressly or by its nature survives termination of this Agreement shall survive such termination of this Agreement, and (b) no termination of this Agreement shall relieve any Party of any liability for damages from a material breach prior to such termination.

11.3.2    If this Agreement is terminated by Expedia pursuant to Sections 11.2.3 (a), (b), (d) or (e), then Expedia may, in its sole and absolute discretion, by providing notice thereof in connection with such termination, in lieu of seeking its available remedies at Law or equity, require Decolar to pay, or caused to be paid, to Expedia by wire transfer of immediately available funds, an amount equal to $125 million. Decolar agrees that the agreements in this Section 11.3 are an integral part of this Agreement, and that, without these agreements, Expedia would not enter into this Agreement. Accordingly, if Decolar fails promptly to pay the amount due under this Section 11.3.2 and, in order to obtain such payment, Expedia commences a suit that results in a judgment against Decolar for such amounts, Decolar shall pay interest on such amounts from the date the payment of such amounts was due to the date of actual payment at the Interest Rate in effect on the date such payment was due, together with the reasonable expenses of Expedia in connection with such suit.

12.    TAXES

12.1    Transaction Taxes on Payments Between the Parties. Notwithstanding any provision in this Agreement to the contrary:

12.1.1    Transaction Tax Responsibility. Decolar shall be responsible for, and shall pay when due (as Decolar shall determine in its reasonable discretion are required to be paid under applicable Law), any Transaction Taxes incurred with respect to any amounts payable or deemed payable to Decolar pursuant to this Agreement and all related Losses. Notwithstanding anything to the contrary herein and for the avoidance of doubt, all sums payable or deemed to be payable by Expedia to Decolar pursuant to this Agreement shall be deemed to be inclusive of any Transaction Taxes. Subject to Section 12.1.3, (i) Expedia shall be responsible for, and shall pay when due (as Expedia shall determine in its reasonable discretion are required to be paid under applicable Law), any Transaction Taxes incurred with respect to any amounts payable or deemed payable to Expedia pursuant to this Agreement and all related Losses and (ii) for the avoidance of doubt, all sums payable or deemed to be payable by Decolar to Expedia pursuant to this Agreement shall be deemed to be inclusive of any Transaction Taxes.

12.1.2    Transaction Tax Returns. Each Party shall prepare and timely file, at such Party’s own expense, all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Tax Returns”) related to any Transaction Taxes and, subject to Section 12.1.1, shall timely pay the Transaction Taxes shown as due on such Tax Returns, which filings and payments shall be determined under Law by such Party in its reasonable discretion. The Parties shall cooperate with each other in a commercially reasonable manner to the extent reasonably requested and legally permitted (i) to minimize any Transaction Taxes and (ii) with regard to the preparation and filing of any Tax Return related to Transaction Taxes. Each Party shall be responsible for any penalties or additions arising from such Party’s (i) failure to file or to timely file a Tax Return related to Transaction Taxes and (ii) failure to pay or to timely pay to a Governmental Authority any Transactions Taxes.

12.1.3    If and to the extent that Expedia (and/or its Affiliates) is deemed to make a supply to Decolar for Transaction Tax purposes and Transaction Tax is or becomes chargeable in respect of such supply, the consideration for such supply shall be deemed to be exclusive of such Transaction Taxes. In addition to any other consideration for such supply, Decolar shall pay to Expedia (and/or Expedia’s Affiliate) a sum equal to the amount of any Transaction Taxes chargeable.

12.1.4    The Parties anticipate, and shall use all reasonable efforts to secure, that the Marketing Fees payment to Decolar are not subject to Transaction Taxes in any jurisdiction. Decolar shall charge any Transaction Taxes on any supplies it makes to Expedia only if and to the extent that a tax authority in the relevant jurisdiction subjects such supplies to Transaction Taxes.

12.1.5    Except as otherwise required by applicable Law, Decolar shall not issue any invoices which expressly or implicitly state that Decolar is making a supply of Expedia’s Travel Products, whether on a standalone basis or as part of a package, to the customer.

12.2    Taxes and Unclaimed Property Liabilities on Transactions by or for End Users of Decolar.

12.2.1    Expedia Travel Solution Taxes. The Parties agree and acknowledge that all responsibility for Expedia Travel Solution Taxes and Expedia Incremental Taxes that are Travel Taxes are addressed by the provisions of Section 9.4.

12.2.2    Expedia Unclaimed Property Liabilities. The Parties agree and acknowledge that with respect to Unclaimed Property Liabilities, if any, relating to or associated with Transactions or Expedia-Sourced Travel Bookings (“Expedia Travel Unclaimed Property Liabilities”), Decolar shall be responsible for such Expedia Travel Unclaimed Property Liabilities, if any, in the same proportion as the Marketing Fee (not taking into account any reduction pursuant to Section 9.4.2, any right of set-off or otherwise) bears to Gross Profit. Expedia shall be responsible, at its own expense, for the preparation and filing of any returns, forms or similar documents and filings in connection with Expedia Travel Unclaimed Property Liabilities, if any.

12.2.3    Expedia Incremental Taxes. The Parties agree and acknowledge that Decolar shall be responsible for any and all Expedia Incremental Taxes.

12.2.4    Withholding. Expedia and Decolar shall be entitled to deduct and withhold from any payment required to be made pursuant to this Agreement any Taxes that are required to be deducted or withheld with respect to such payment under any applicable Law (a “Withholding Tax”). Each Party shall deliver to the other Party, prior to receipt of any payment hereunder, duly completed and signed copies of any necessary Tax forms, including Internal Revenue Service Forms W-9, W-8BEN or W-8ECI or other appropriate version of Form W-8, as applicable, or any similar information satisfactory to the other Party to establish that the payment is not subject to any Withholding Tax, including backup withholding, or is entitled to an exemption from, or reduction of, such withholding, as applicable. Thereafter, the Parties shall (a) promptly notify each other of any change in circumstances of which they become aware that would cause any withholding to apply or would modify or render invalid any claimed exemption or reduction of withholding, and (b) take any commercially reasonable action that may be necessary to avoid any requirement to make any deduction or withholding. All amounts deducted and withheld pursuant to this Section 12.2.3 shall be treated as paid to the Party receiving payment for purposes of Section 3. To the extent that any amounts paid pursuant to this Agreement are not reduced by such deductions or withholdings, the Party receiving payment shall indemnify the other Party and its Affiliates for any amounts imposed by any Governmental Authority, together with any costs and expenses related thereto (including any related Losses), except in the case of penalties, interest, additions to Tax and related costs to the extent that such failure to withhold is the result of gross negligence or willful misconduct of such other Party.

Notwithstanding any of the foregoing, (x) to the extent that any payments to Expedia hereunder are made by any Person other than Decolar or a U.S. Affiliate of Decolar (including, for the avoidance of doubt, any non-U.S. Affiliate of Decolar) or out of any jurisdiction other than the United States or Uruguay, and any Withholding Tax is required to be deducted or withheld with respect to such payment, such Person shall pay such additional amounts to Expedia as may be necessary such that Expedia receives, after all deduction or withholding for any applicable Withholding Taxes (including any Withholding Taxes deducted or withheld with respect to any payment of additional amounts required to be paid pursuant to this sentence), such amount as Expedia would have received had no Withholding Tax been required to be so deducted or withheld and (y) to the extent that any payments to Decolar hereunder are made by any Person other than Expedia or a U.S. Affiliate of Expedia (including, for the avoidance of doubt, any non-U.S. Affiliate of Expedia) or out of any jurisdiction other than United States, and any Withholding Tax is required to be deducted or withheld with respect to such payment, such Person shall pay such additional amounts to Decolar as may be necessary such that Decolar receives, after all deduction or withholding for any applicable Withholding Taxes (including any Withholding Taxes deducted or withheld with respect to any payment of additional amounts required to be paid pursuant to this sentence), such amount as Decolar would have received had no Withholding Tax been required to be so deducted or withheld.

12.3    Right of Set-Off. Notwithstanding any provision in this Agreement to the contrary, Expedia shall have the right to reduce any amount payable to Decolar pursuant to this Agreement by (i) any Transaction Taxes required to be paid by Decolar hereunder, (ii) Decolar’s share of any Expedia Travel Solution Taxes, any Expedia Incremental Taxes (to the extent such Taxes were not already taken into account to reduce Decolar’s Marketing Fee) and Expedia Travel Unclaimed Property Liabilities and Decolar shall have the right to reduce any amount payable to Expedia pursuant to this Agreement by any Transaction Taxes required to be paid by Expedia hereunder.

12.4    Survival. The provisions of this Section 12 and Section 9 shall survive with respect to any particular Tax or Claim for Unclaimed Property Liabilities until the later of (i) the expiration of the statute of limitations applicable to such Tax or Claim or (ii) a Final Determination with respect to such Tax or Claim. For purposes of this Agreement, a “Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made, (b) a closing agreement made under Section 7121 of the Code or any comparable provision of state, local or foreign Tax law, (c) a final disposition by any Governmental Authority of a claim for refund, or (d) any other written agreement which results in an adjustment becoming final and prohibits such Governmental Authority from seeking any further legal or administrative remedies with respect to an adjustment.

12.5    Cooperation. The Parties agree to cooperate with each other in a commercially reasonable manner with regard to Taxes.

12.6    Refunds.

12.6.1    Transaction Taxes. Decolar shall be entitled to all refunds of any Transaction Taxes that Decolar has paid to any Governmental Authority, including any interest paid with respect thereto and Expedia shall be entitled to all other refunds of Transaction Taxes. Expedia will consider in good faith taking such actions as Decolar reasonably requests (at Decolar’s expense) to obtain any refund of Transaction Taxes to which Expedia is entitled under the Laws of the relevant taxing jurisdiction.

12.6.2    Expedia Travel Solution Taxes. The Parties acknowledge and agree that Expedia shall determine, in its discretion, all actions that it deems necessary or appropriate in connection with any refunds of Expedia Travel Solution Taxes or Expedia Incremental Taxes.

12.7    Reimbursement. If either Party receives a refund of Expedia Travel Solution Taxes, Expedia Incremental Taxes or Transaction Taxes (including any interest related thereto), such Party shall reimburse the other Party for such other Party’s share of such refund of Transaction Taxes, Expedia Travel Solution Taxes or Expedia Incremental Taxes paid by such other Party (such share to take into account Section 9.4, 12.1 or 12.2 as the case may be, and any other reimbursements made by one Party to the other Party) within sixty (60) Business Days of receipt of such refund.

13.    DISPUTE RESOLUTION

13.1    Dispute Resolution Process. In the case of any Disputes under this Agreement, the Parties shall first attempt in good faith to resolve all Disputes by informal discussions before initiating any legal action. Representatives of each Party shall meet to discuss the resolution of the Dispute. If they are unable to do so within thirty (30) days of notice from one Party to the other Party regarding the Dispute and requesting a meeting, the Dispute shall be escalated to the senior divisional management of each Party, and if unresolved at the end of ten (10) Business Days thereafter, the Parties shall submit the Dispute to binding arbitration in accordance with the terms and conditions of Section 13.2.

13.2    Arbitration. Without prejudice to Section 15.4, any Dispute arising out of or relating to this Agreement, or the breach thereof, which cannot otherwise be resolved as provided above shall be resolved by binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the “Arbitrator”) (or, solely to the extent the Arbitrator is no longer operating at the time of such Dispute, any other major international arbitration institution agreed by the Parties) and judgment upon the award rendered by the arbitral tribunal may be entered in any court of competent jurisdiction. The arbitration shall be conducted by a single arbitrator appointed in accordance with such rules; provided, however, that if either Party requests the arbitration to be conducted by a panel of three arbitrators, one will be appointed by each Party and the third will be appointed in accordance with such rules. The place of arbitration shall be New York, New York, United States of America ,unless the Parties shall have agreed to another location within fifteen (15) calendar days from the first referral of the dispute to the Arbitrator. The decision or award made by the arbitrator or arbitrators shall be written, final and binding, and the Parties waive any right to appeal the arbitral award, to the extent a right to appeal may be lawfully waived. The costs of any arbitration, including administrative fees and fees of the arbitrator or arbitrators, shall be shared equally by the Parties, unless otherwise specified by the arbitrator or arbitrators. If the Party initiating the arbitration is determined in the arbitral award to have lost the Dispute, such Party shall pay the other Party’s attorneys’ and expert fees. Otherwise, each Party shall bear the cost of its own attorneys’ and expert fees. Each Party retains the right to seek judicial assistance: (a) to compel arbitration; and (b) to enforce any decision of the arbitrator, including the final award. The arbitration proceedings contemplated by this Section 13.2 shall be as confidential and private as permitted by law. To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section 13.2, and deem that all materials submitted in connection with such proceedings are for the purpose of settlement and compromise; provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law (including any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which the Receiving Party’s securities are listed or quoted).

14.    RELEASES/PUBLICITY

Neither Party shall issue or make, or permit to be issued or made, any publicity, advertising, press release, public statement or announcement or public communication of any kind, in whatever form, regarding this Agreement, or any aspect or terms thereof, or the relationship between the Parties without the Parties’ joint prior written approval except as may be required by applicable Law or any rule, regulatory or policy of a national securities exchange, in which case commercially reasonable efforts to consult with the other Party shall be made prior to any such release or public statement.

15.    GENERAL

15.1    Non-Disparagement. During the Term and for a period of 2 (two) years following the expiration or earlier termination of the Term, each of the Parties, and any of their attorneys, agents, employees, representatives, assigns, contractors, successors in interest, related parties, or parties acting at their direction, agree that they shall not disparage or otherwise negatively comment on any of the other Party’s reputation, business operations, products, services or relationship with one another. This provision shall not preclude the Parties from making truthful statements when requested to do so in the normal course of business.

15.2    Non-Solicitation. Each of the Parties agrees that, during the Term and for a period of one (1) year thereafter, neither Expedia nor Decolar (Expedia, on the one hand, and Decolar, on the other hand, each an “Employer” with respect to its Restricted Employee) shall, on behalf of itself or any other person, entity or organization, directly, or through its officers, directors, employees, agents or others, cause any other person to: (i) solicit or otherwise induce or influence any Restricted Employee to discontinue his or her employment or other relationship with his or her Employer or to enter into an employment or service arrangement of any kind with any person or entity other than his or her Employer, (ii) initiate contact with any Restricted

Employee for the purpose of employing, soliciting for employment, or otherwise seeking to employ or retain such person, or (iii) assist or facilitate any person or business other than the applicable Employer in the hiring or recruitment of any Restricted Employee; provided, however, that the foregoing restriction is not being intended to prohibit any person from providing reference to a third party with respect to a Restricted Employee. “Restricted Employee” means any person who is an employee of Employer with whom the other Party has first come into contact in the course of their dealings under this Agreement. The foregoing restriction shall not apply to (i) the distribution of a job posting or other advertisement for a job in the ordinary course of business and the hiring of an employee that responds to such job posting or other advertising, (ii) the solicitation or hiring of an employee that has been terminated or has otherwise terminated or ceased his or her employment with that Employer prior to the solicitation or hiring or (iii) the employment of an employee who contacts an Employer on his or her own initiative.

15.3    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of Laws principles of such State.

15.4    Right to Specific Performance. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Party further acknowledges that a breach or violation of this Agreement cannot be sufficiently remedied by money damages alone and, accordingly, each Party shall be entitled, without the need to post a bond or other security, in addition to damages and any other remedies provided at law or in equity, to specific performance, injunctive and other equitable relief in order to enforce or prevent any violation. Each Party agrees not to oppose the granting of such equitable relief, and to waive, and to cause its representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

15.5    Records. In accordance with standard records retention business practices and policies in the industry, and in accordance with applicable generally accepted accounting standards, each Party shall keep all usual and proper records related to the performance of such Party’s obligations under this Agreement.

15.6    Affiliation Agreement; Entire Agreement. This Agreement supersedes and replaces the Affiliation Agreement, and all existing rights, obligations and payments thereunder, shall be governed by this Agreement as if this Agreement had been in effect at the time such rights, obligations and payments arose. This Agreement (including all Schedules thereto) constitutes the entire agreement between the Parties, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, as to the subject matter hereof.

15.7    Schedules. The schedules to this Agreement listed below are an integral part of this Agreement:

Schedule	Description
2.1.4(a)	Minimum Bookings Phase-In
2.1.8	Existing Decolar Partners
3.1	Marketing Fees
3.2.3	Decolar Account
3.3.3	Expedia Account

15.8    Notices. Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section 15.8 referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or through e-mail:

(a)    in the case of a Notice to Decolar at:

Travel Reservations S.R.L

c/o Despegar.com

Avenida Corrientes 746, Piso 6

Buenos Aires, Argentina

Attention: Guillermo Perrone

Email: gperrone@despegar.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Juan Francisco Mendez

Email: jmendez@stblaw.com

(b)    in the case of a Notice to Expedia at:

Expedia

Tel:

Fax:

Attention:

Email:

With a copy (which shall not constitute notice) to:

Attention:

Tel:

Fax:

Email:

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted; provided, however, that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. If the Notice is delivered or transmitted after 5:00 p.m. local time or if the day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day. Any Party may, from time to time, change its address by giving Notice to the other Party in accordance with the provisions of this Section 15.8.

15.9    Relationship of Parties. The Parties are independent contractors and nothing in this Agreement will be deemed to create a partnership, joint venture, franchise or any agency relationship between any of the Parties. This Agreement is solely for the benefit of, and will be solely enforceable by, the Parties. This Agreement is not intended to confer any right or benefit on any third party. Except as set forth in Section 8.9, no action may be commenced or prosecuted against a Party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.

15.10    Waiver. No waiver of any term, condition or obligation of this Agreement will be valid unless made in writing and signed by the Party to which such performance is due. No failure or delay by any Party at any time to enforce one or more of the terms, conditions or obligations of this Agreement will (a) constitute waiver of such term, condition or obligation, (b) preclude such Party from requiring performance by the other Party at any later time, or (c) be deemed to be a waiver of any other subsequent term, condition or obligation, whether of like or different nature.

15.11    Assignment. This Agreement may not be assigned either directly or indirectly by operation of law or otherwise, by either Party without the prior written consent of the other Party; except, that either Party may assign this Agreement without consent to (a) an Affiliate or (b) in connection with a merger, reorganization, acquisition, sale of all or substantially all assets, or other change of control, in each case, provided the assignee agrees in writing to assume and be bound by this Agreement. Subject to the foregoing, this Agreement inures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns, and, following such succession or assignment, all references to a “Party” in this Agreement shall be deemed to include such successors and permitted assigns.

15.12    Amendment. Except as otherwise expressly stated herein, this Agreement may be amended only in writing signed by Decolar and Expedia.

15.13    Expenses. Except as otherwise provided in this Agreement, each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

15.14    Further Assurances. The Parties shall, with reasonable diligence, do all things and provide all such reasonable assurances as may be reasonably required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments reasonably required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

15.15    Conflicts. In the event of any conflict or ambiguity between any term of this Agreement and any other Transaction Agreement, the terms of this Agreement will prevail.

15.16    Guarantee.

15.16.1    Each of Decolar Parent and each Guarantor irrevocably, absolutely and unconditionally jointly and severally guarantees to Expedia each and every obligation and liability of Decolar hereunder, and the full and timely payment and performance of Decolar’s obligations hereunder, in each case during the Term (the “Decolar Guaranteed Obligations”). This is a guarantee of payment and performance, and not merely of collection, and each of Decolar Parent and each Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Decolar’s obligations or liabilities under this Agreement, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. Each of Decolar Parent and each Guarantor hereby waives for the benefit of Expedia, (a) any right to require Expedia, as a condition of payment or performance by each of Decolar Parent and each Guarantor under this Section 15.16, to proceed against Decolar or pursue any other remedies whatsoever, (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, (c) any and all promptness, diligence, notice of the creation, renewal, extension or accrual of any of the Decolar Guaranteed Obligations and notice of or proof of reliance by Expedia upon this guarantee or acceptance of this guarantee and (d) any claim, right (including right of set-off), deduction or defense of any kind that Decolar may have or may assert under this Agreement. Each of Decolar Parent and each Guarantor understands that Expedia is relying on this guarantee in entering into this Agreement.

15.16.2    Without limiting the generality of the foregoing, each of Decolar Parent and each Guarantor authorizes Decolar in its sole and absolute discretion, without any notice to or consent of each of Decolar Parent and each Guarantor and without in any way discharging, terminating, releasing, affecting or impairing the obligations of each of Decolar Parent and each Guarantor hereunder, to (a) amend, modify, extend or accelerate the time or manner of payment for or performance of the Decolar Guaranteed Obligations or otherwise amend or modify any other terms of provisions of this Agreement in accordance with its terms, (b) release, discharge, compromise or make any settlement with Expedia in respect of the Decolar Guaranteed Obligations or (c) exercise any right or power conferred in this Agreement, or fail or omit to enforce any such right or power, or waive any covenant or condition therein provided or any default thereunder.

15.16.3    Each of Decolar Parent and each Guarantor represents and warrants to Expedia that (a) it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, (b) the execution and delivery by each of Decolar Parent and each Guarantor of this Agreement has been duly authorized by all necessary corporate action and no other proceedings are necessary to authorize the execution and delivery of this Agreement, and (c) this Agreement has been duly and validly executed and delivered by each of Decolar Parent and each Guarantor and, assuming due authorization and delivery by the other Parties, is a valid and binding agreement, enforceable against each of Decolar Parent and each Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

Schedule 2.1.4(a)

Until March 31, 2015, Decolar may use supply from the supplier sources listed in the table below in a manner that would otherwise be in violation of Section 2.1.4 solely in accordance with the terms of this Schedule 2.1.4(a).

•	Notwithstanding Decolar’s right to make Travel Bookings using supply from the supplier sources listed in the table below, Decolar shall use is reasonable best efforts to achieve reach the Minimum Bookings Percentage as soon as possible.

•	Decolar shall discontinue making any Travel Bookings for Travel Products in the Expedia Territory from a supply source following the receipt of an annual override payment amount from such supply source in an amount equal to or greater than the amount set forth opposite such supply source below under the heading Override Amount); provided, that Expedia shall have the right to pay any such override amount, in which case, Decolar will discontinue making any Travel Bookings for Travel Products in the Expedia Territory from such supply source.

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Supplier	Override Amount
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***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

Schedule 2.1.9

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***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

Schedule 3.1

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***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

Schedule 3.2.3

Decolar Account

Schedule 3.3.3

Expedia Account

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***	Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.